Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and among

FRANKLIN BANK CORP.,

FBC INTERIM BANK, S.S.B.,
(to be formed)

and

THE FIRST NATIONAL BANK OF BRYAN

Dated as of December 1, 2006

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EXHIBITS

Exhibit A	Form of Accession Agreement
Exhibit B	Form of Bank Merger Agreement
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of Voting Agreement
Exhibit E	Form of Officer Retention and Non-competition Agreement
Exhibit F	Form of Director Services and Non-competition Agreement
Exhibit G	Form of Release of the Bank by Directors and Executive Officers of the Bank
Exhibit H	Form of Release of Directors and Executive Officers of the Bank by the Bank

SCHEDULES

Schedule 4.1(c)	Articles of Association and Bylaws of the Bank
Schedule 4.2(a)	Agreements/Arrangements Affecting the Bank Stock
Schedule 4.2(b)	Repurchase of Capital Stock
Schedule 4.4	Securities Portfolio and Investments
Schedule 4.5(a)	Financial Statements of the Bank
Schedule 4.6	Real Property
Schedule 4.7	Environmental Matters
Schedule 4.8	Litigation and Other Proceedings
Schedule 4.10	Contracts
Schedule 4.11	Fidelity Bonds and Insurance
Schedule 4.12	Conflicts with Other Instruments
Schedule 4.14	Dividends, Stock Issuances and Indebtedness
Schedule 4.15	Classified Loans
Schedule 4.17(a)	Compensation and Benefit Plans
Schedule 4.17(e)	Title IV Plans
Schedule 4.17(j)	Effect of Consolidation on Compensation and Benefit Plans
Schedule 4.17(n)	Funding Contracts
Schedule 4.17(o)	Loans to Directors, Executive Officers and Employees
Schedule 4.20(a)	Brokers and Finders
Schedule 4.20(b)	Financial Advisors and Investment Bankers
Schedule 4.28	Shareholder List
Schedule 4.30	Deposit Summary
Schedule 6.6(b)	Persons to Sign Officer Non-Competition Agreement
Schedule 6.6(c)	Persons to Sign Director Non-Competition Agreement
Schedule 6.17	Equity Litigation Deduction Amount

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INDEX OF DEFINED TERMS

Page

Accession Agreement	1
Accounting Firm	44
Acquisition Transaction	49
Adjusted Aggregate Consolidation Consideration	5
Advisory Board	3
Aggregate Consolidation Consideration	4
Agreement	1
Annual Financial Statements	8
Audited Bank Financial Statements	32
Bank	1
Bank Advisory Board Nominees	3
Bank Applications	34
Bank Disclosure Schedules	33
Bank Financial Statements	8
Bank Merger	1
Bank Merger Agreement	3
Bank Real Property	9
Bank Shareholder Meeting	22
Bank Stock	1
best efforts	49
BIF	7
BOLI	13
Bryan	38
Call Reports	8
Capital Deficiency Amount	5
CERCLA	10
Certificate	5
Closing	38
Closing Date	38
Compensation and Benefit Plans	16
Consolidated Bank	2
Consolidation	1
Contracts	13
CRA	19
Department	1
Deposit Summary	22
Director Noncompetition Agreements	30
Disqualification Event	4
Dissenting Share	6
Dissenting Shares	5
DPC Shares	4
Due Diligence List	33

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Effective Date	2
Effective Time	2
Employee Release	43
Environmental Laws	11
Equity Litigation Deduction Amount	34
ERISA	16
ERISA Affiliate	17
ESOP	45
Excess Capital Distribution	33
Exchange Act	19
Exchange Agent	5
Existing Environmental Reports	10
FBC	1
FBC Disclosure Schedules	37
FBC Representative	28
FDIC	3
Final Disposition	34
Franklin	1
FRB	3
GAAP	8
Hazardous Materials	11
HOLA	1
Identified Litigation	34
Indemnified Party	36
Insurance Resolution	34
Interest Component	34
Interim Bank	1
Interim Financial Statements	8
IRS	13
knowledge	50
known	50
Letter of Transmittal	5
Loan Schedule	19
Loans	19
Material Adverse Effect	50
NBA	1
OCC	3
Occupational H&S Laws	11
Officer Noncompetition Agreements	30
OTS	3
Pension Plan	16
Per Share Cash Consideration	5
person	51
Phase I Environmental Assessment	31
Phase II Environmental Assessment	31
Proxy Statement	22

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Returns	13
SEC	4
Securities Portfolio	8
Shareholder Interest	38
Shareholder Payment Amount	37
Subject Period	3
Surviving Bank	3
Taxes	12
Title IV Plan	17
Transaction Expenses	44
Trust Account Shares	4
TSBA	1
Voting Agreement	30

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AGREEMENT AND PLAN OF REORGANIZATION

          This Agreement and Plan of Reorganization (“Agreement”) dated as of December 1, 2006 is by and among Franklin Bank Corp., a Delaware corporation (“FBC”), FBC Interim Bank, S.S.B., an interim Texas state savings bank to be formed (“Interim Bank”), and The First National Bank of Bryan, a national banking association (the “Bank”).

          WHEREAS, FBC and the Bank believe that the acquisition of the Bank by FBC in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and amendments hereto is desirable and in the best interests of their respective institutions and shareholders;

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and the payments and other good and valuable consideration herein provided for, the sufficiency of which is hereby acknowledged, the parties agree as set forth below:

INTRODUCTION

          The Bank is a national banking association chartered under the National Bank Act of the United States of America (the “NBA”).  FBC owns indirectly all of the issued and outstanding shares of capital stock of Franklin Bank, S.S.B. (“Franklin”), has elected to be regulated as a savings and loan holding company under the Home Owners’ Loan Act, as amended (the “HOLA”), and is registered with the Texas Savings & Loan Department (the “Department”) as a holding company under Chapter 97 of the Texas Savings Bank Act (the “TSBA”).  Interim Bank will be an interim Texas state savings bank formed under the TSBA for the purpose of the transactions contemplated by this Agreement and will be added as a party to this Agreement prior to the Effective Time (as hereinafter defined) by means of the Accession Agreement attached hereto as Exhibit A (the “Accession Agreement”).  This Agreement provides for the acquisition of all of the issued and outstanding common stock, $1.00 par value, of the Bank (the “Bank Stock”), by FBC through the consolidation of Interim Bank and the Bank, with the Bank surviving pursuant to Section 215 of the NBA (the “Consolidation”).  Immediately after the Consolidation, the Bank will be merged with and into Franklin pursuant to Subchapter H of the TSBA and Section 214a of the NBA (the “Bank Merger”), and Franklin will continue its existing operations as a state savings bank under the laws of the State of Texas.

ARTICLE I.

THE CONSOLIDATION

          Section 1.1          The Consolidation.  (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined) Interim Bank shall consolidate with the Bank pursuant to Subchapter H of the TSBA and Section 215 of the NBA, with the Bank surviving.  Upon consummation of the Consolidation, the separate existence of Interim Bank shall cease.  The Bank shall be the surviving bank (the “Consolidated Bank”) in the Consolidation and shall continue its existence as a national banking association under the laws of the United States of America.

                    (b)          FBC and the Bank may at any time, by amendment of this Agreement in accordance with Section 13.6 hereof, change the method of effecting the combination of Interim Bank and the Bank (including without limitation the provisions of this Article I) if and to the extent they deem such change to be desirable.

          Section 1.2          Effective Date and Time of the Consolidation.  The terms “Effective Date” and “Effective Time” shall be the date and time, respectively, when the Consolidation becomes effective.  The Effective Time shall be the later of (i) the time and date designated by the Bank to the OCC as the time and date on which the Consolidation shall be effective and (ii) the time and date on which the OCC orders this Agreement to be effective.

          Section 1.3          Effects of the Consolidation.  (a) At the Effective Time, the separate existence of Interim Bank and the Bank shall cease and the corporate existence of Interim Bank and the Bank shall continue as the Consolidated Bank unaffected and unimpaired by the Consolidation; and the Consolidated Bank shall be deemed to be the same business and corporate entity as each of Interim Bank and the Bank.  At the Effective Time, all corporate acts, plans, policies, contracts, approvals and authorizations of the Bank and Interim Bank and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Consolidated Bank and shall be as effective and binding thereon as the same were with respect to the Bank and Interim Bank, respectively, as of the Effective Time.

                    (b)          At the Effective Time, all rights, franchises and interests of the Bank and Interim Bank, respectively, in and to any type of property and choses in action shall be vested in the Consolidated Bank by virtue of the Consolidation without any deed or other transfer.  The Consolidated Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian, assignee, receiver and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by the Bank and Interim Bank, respectively, as of the Effective Time.

                    (c)          At the Effective Time, the Consolidated Bank shall be liable for all liabilities of the Bank and Interim Bank. All debts, liabilities and obligations of the Bank and of Interim Bank, respectively, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of the Bank or Interim Bank, as the case may be, shall be those of the Consolidated Bank and shall not be released or impaired by the Consolidation. All rights of creditors and other obligees and all liens on property of either the Bank or Interim Bank shall be preserved unimpaired.

          Section 1.4          Articles of Association; Bylaws.  At the Effective Time, the Articles of Association and Bylaws of the Bank shall be the Articles of Association and Bylaws of the Consolidated Bank until thereafter amended in accordance with applicable law.

          Section 1.5          Officers and Directors.  At the Effective Time, the officers of Interim Bank immediately prior to the Effective Time shall be the officers of the Consolidated Bank, and the directors of Interim Bank immediately prior to the Effective Time shall be the directors of the Consolidated Bank, in each case to hold office until their respective successors are duly elected or appointed and qualified in the manner provided by the Articles of Association and Bylaws of the Consolidated Bank.

          Section 1.6          Approvals and Notices.  FBC and the Bank shall proceed expeditiously and cooperate fully in obtaining any consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Consolidation on the terms provided herein, including, without limitation, the preparation and submission of all necessary filings, certificates and notices to the Office of Thrift Supervision (the “OTS”), the Federal Deposit Insurance Corporation (the “FDIC”), the Federal Reserve Board (the “FRB”), the Office of the Comptroller of the Currency (the “OCC”) and the Department.  This Agreement shall be submitted to the shareholders of the Bank for their approval in accordance with applicable provisions of law and the Articles of Association and Bylaws of the Bank.

ARTICLE II.

THE BANK MERGER

          Section 2.1          The Bank Merger.  Subject to the terms and conditions of the Plan of Merger attached hereto as Exhibit B (the “Bank Merger Agreement”) and in accordance with Subchapter H of the TSBA and Section 214a of the NBA, immediately after the Consolidation the Consolidated Bank shall be merged with and into Franklin and the separate existence of the Consolidated Bank shall cease.  Franklin shall be the surviving entity in the Bank Merger and shall continue its existence as a state savings bank under the laws of the State of Texas (Franklin after the Bank Merger is referred to herein as both the “Surviving Bank” and “Franklin,” as the context requires).

          Section 2.2          Advisory Board of Directors.  FBC agrees, promptly after the Effective Time of the Bank Merger, to take all actions necessary to appoint to the Advisory Board of Directors of Franklin (the “Advisory Board”) each of L.D. Bailey, William D. Barkley, Ron Blatchley, Timothy N. Bryan, Travis B. Bryan, Jr., Travis B. Bryan, III, Homer R. Callaway, Steven A. Carr, Ronnie L. Craig, John David Crow, Charles A. Ellison, Michael H. Gentry, Samuel H. Harrison, David W. Hickson, Michael A. Holmgreen, Deborah H. Kovacevich, Thomas B. McDade, Hank McQuaide, Ivan M. Olson, William L. Rayburn, Charles A. Sippial, Sr., Jack M. Threadgill and Herbert L. Wade (the “Bank Advisory Board Nominees”) and, for a 24-month period thereafter (the “Subject Period”), to cause the Bank Advisory Board Nominees to continue to be appointed to serve thereon; provided, that if during the Subject Period any Bank Advisory Board Nominee shall be subject to a Disqualification Event (as hereinafter defined), FBC’s obligations under this section to cause such nominee to continue to be appointed to the Advisory Board during the Subject Period shall terminate, and such nominee’s service on the Advisory Board may be terminated.  As used herein, the term “Disqualification Event” means, as to any Bank Advisory Board Nominee, the occurrence of any of the following events: (i) such nominee shall be prohibited by law, order, injunction, decree or otherwise from serving as a director of FBC or Franklin; (ii) such nominee shall have been convicted of any felony or crime of moral turpitude; (iii) such nominee shall file (or any entity indebted to Franklin of which such nominee shall have been an executive officer or controlling person within the two years prior to filing shall file) a voluntary petition under any federal or state bankruptcy or insolvency law, or such nominee shall become (or any entity indebted to the Consolidated Bank of which such nominee shall have been an executive officer or controlling person within the two years prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 30 days; (iv) such nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(1)-(6) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the Securities and Exchange Commission (the “SEC”), or similar provisions of state “blue sky” laws; or (v) the occurrence of a default or an event which, with notice or lapse of time, would constitute a default has occurred and is continuing under any document related to any indebtedness of such nominee or any entity of which such nominee shall have been an executive officer within two years prior to such event or (vi) such nominee shall violate any covenant or agreement contained in an Officer Non-competition Agreement or a Director Non-competition Agreement (each as hereinafter defined), if applicable.

ARTICLE III.

CONVERSION AND EXCHANGE OF SHARES

          Section 3.1          Conversion of Bank Stock.  (a)  Subject to the provisions of this Article III, the aggregate consideration to be paid by FBC to the Shareholders in the Consolidation shall be $134,000,000 in cash (the “Aggregate Consolidation Consideration”).  The Aggregate Consolidation Consideration shall be subject to reduction under the circumstances described in Section 3.1(b).  At the Effective Time, by virtue of the Consolidation and without any action on the part of the Bank, FBC or the holder of any of the securities thereof.

                    (b)          Subject to the provisions of this Article III, each share of the Bank Stock issued and outstanding immediately prior to the Effective Time, except for (i) shares of Bank Stock owned by the Bank as treasury stock or owned, directly or indirectly, by the Bank, FBC or any of their respective wholly owned subsidiaries (other than shares of Bank Stock held, directly or indirectly, in trust accounts, managed accounts or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares, whether held directly or indirectly by the Bank or FBC or any of their respective  wholly owned subsidiaries, as the case may be, being referred to herein as “Trust Account Shares”) and other than any shares of Bank Stock held by the Bank or FBC or any of their respective subsidiaries in respect of a debt previously contracted (any such shares of Bank Stock, whether held directly or indirectly by the Bank or FBC or any of their respective wholly owned subsidiaries, being referred to herein as “DPC Shares”)), and (ii) shares of Bank Stock as to which the holders have perfected their rights as dissenting shareholders in accordance with the exact procedure required by the NBA (the “Dissenting Shares”), shall be converted into and represent the right to receive an amount in cash equal to the Aggregate Consolidation Consideration, as such amount may be reduced pursuant to Section 3.1(b) hereof, divided by the number of shares of Bank Stock outstanding at the Effective Time (the “Per Share Consideration”).

                    (c)          In the event that the Bank’s shareholders’ equity as of the Closing Date shall be less than $36,500,000 as calculated under Section 11.6 of this Agreement and FBC elects to waive satisfaction of such condition and consummate the Consolidation, the Aggregate Consolidation Consideration shall be redetermined by reducing the Aggregate Consolidation Consideration by the product of (i) the difference between $36,500,000 and the amount of the Bank’s actual shareholders’ equity calculated and certified in the manner required by Section 11.6 of this Agreement, multiplied by (ii) 3.67 (the “Capital Deficiency Amount”).  The Aggregate Consolidation Consideration, as so redetermined and reduced by the Capital Deficiency Amount, is referred to herein as the “Adjusted Aggregate Consolidation Consideration.”

                    (d)          All shares of Bank Stock that are owned, directly or indirectly, by FBC or any of its wholly owned subsidiaries (other than Trust Account Shares and DPC Shares) shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

                    (e)          Each share of Bank Stock converted into the right to receive the Consolidation Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, as of the Effective Time, and each certificate previously representing any such shares of Bank Stock (each a “Certificate”) shall thereafter represent only the right to receive the Consolidation Consideration.

          Section 3.2          Interim Bank Capital Stock.  At and after the Effective Time, each share of common stock of Interim Bank issued and outstanding immediately prior to the Effective Time shall be converted into a like number of shares of common stock of the Consolidated Bank, and shall represent 100% of the capital stock of the Consolidated Bank.

          Section 3.3          Exchange Procedure.  (a) On or immediately prior to the Effective Date, FBC shall deposit in trust with, or otherwise make available to, The Bank of New York, as exchange agent (the “Exchange Agent”), for exchange in accordance with this Agreement, cash sufficient to pay the Aggregate Consolidation Consideration (excluding any Dissenting Shares).

                    (b)          As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Bank Stock a letter of transmittal in substantially the form attached to this Agreement as Exhibit C and instructions for use in effecting the surrender of the certificates representing Bank Stock in exchange for the Per Share Consideration (the “Letter of Transmittal”).

                    (c)          Each holder of Bank Stock, upon surrender of the certificates therefor to the Exchange Agent, accompanied by duly executed Letters of Transmittal, shall be entitled to receive a check representing the amount of Per Share Consideration which such holder has the right to receive hereunder.  Each certificate representing shares of Bank Stock so surrendered shall be cancelled.  Until so surrendered, each certificate representing Bank Stock will be deemed for all corporate purposes after the Effective Time to represent and evidence solely the right to receive the Per Share Consideration to be paid therefor pursuant to this Agreement. Notwithstanding the foregoing, neither the Exchange Agent nor any other party hereto shall be liable to any holder of certificates representing Bank Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.  Except as required by law, no interest shall be payable with respect to the Per Share Consideration or the cash payable for Dissenting Shares.  If any shareholder of record of the Bank is unable to locate any certificate evidencing shares of Bank Stock to be surrendered for exchange, the Exchange Agent shall deliver the applicable amount of the Per Share Consideration to the registered shareholder upon receipt of a lost certificate affidavit and an indemnity agreement in a form acceptable to FBC.

                    (d)          FBC shall use its best efforts to cause the Exchange Agent to deliver the Per Share Consideration within five business days following the receipt by the Exchange Agent of the certificates and the duly executed Letters of Transmittal.

          Section 3.4          Dissenting Shares.  Each share of Bank Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Consolidation and who has properly perfected his dissenter’s rights of appraisal by following the exact procedure required by the NBA, is referred to herein as a “Dissenting Share.”  Each Dissenting Share owned by each holder thereof who has not exchanged his certificates representing shares of Bank Stock for the Consolidation Consideration or otherwise has not effectively withdrawn or lost his dissenter’s rights, shall not be converted into or represent the right to receive the Consolidation Consideration pursuant to this Article III and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the NBA. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the NBA; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the NBA. If any holder of any Dissenting Shares shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the NBA, each such Dissenting Share shall be converted into the right to receive the Consolidation Consideration in accordance with the provisions of this Article III.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE BANK

          The Bank represents and warrants to FBC as follows:

          Section 4.1          Organization.  (a)  The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.  The Bank is duly authorized to conduct a general banking business, including without limitation all authorized deposit functions of national banks as well as commercial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the OCC and the FDIC.  The Bank is an “insured depositary institution” as defined in the Federal Deposit Insurance Act.  The deposit accounts of the Bank are insured by the FDIC through the Bank Insurance Fund (“BIF”) to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Bank.  The Bank has “trust powers” and conducts trust activities.

                    (b)          The Bank has no subsidiaries other than FNB Insurance Agency, LLC, a Texas limited liability company.  Except for the approximately 2.1645% interest the Bank holds in Independent Bankers Capital Fund, L.P., the Bank is not a general partner or owner of an equity or membership interest in any joint venture, general partnership, limited partnership, limited liability company, trust or other non-corporate entity.  The Bank does not know of any arrangement pursuant to which the stock or other membership or equity interests of any corporation, joint venture, general partnership, limited partnership, limited liability company, trust or other non-corporate entity is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of the Bank.

                    (c)          True and complete copies of the Articles of Association and Bylaws of the Bank, as amended to date, are included in Schedule 4.1(c) to this Agreement.  The Bank is not in violation of any of the provisions of its Articles of Association and Bylaws.

          Section 4.2          Capitalization.  (a) The authorized capital stock of the Bank consists of 550,000 shares of Bank Stock, 486,208 of which are issued and outstanding and 1,074 of which are held in treasury.  All of the issued and outstanding shares of Bank Stock are duly authorized, validly issued, fully paid, and were not issued in violation of the preemptive rights of any person or in violation of any applicable federal or state securities laws.  There are no existing options, warrants, calls, convertible securities or commitments of any kind obligating the Bank to issue any authorized and unissued Bank Stock and no stock appreciation or similar rights to receive cash payment in respect or in lieu of options to purchase shares of Bank Stock or otherwise.  To the knowledge of the Bank, except as set forth on Schedule 4.2(a) to this Agreement, there are no voting trusts, voting agreements, buy-sell agreements or other agreements or arrangements affecting the Bank Stock, other than the Voting Agreements provided for in Section 6.6 of this Agreement.

                    (b)          Except as set forth on Schedule 4.2(b), the Bank does not have any outstanding plan or program with respect to the repurchase of, or any commitment or obligation to repurchase, reacquire or redeem any of, its outstanding capital stock.  The Bank has not repurchased, reacquired or redeemed any of its outstanding capital stock since November 8, 2006.

          Section 4.3          Approvals; Authority.  (a) The Bank has full corporate power and authority to execute and deliver this Agreement, the Accession Agreement and the Bank Merger Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement, the Accession Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Bank and, other than the approval of this Agreement by the holders of at least two-thirds of the Bank Stock as required by law, no further corporate proceedings of the Bank are needed to execute and deliver this Agreement, the Accession Agreement and the Bank Merger Agreement and consummate the transactions contemplated hereby and thereby.

                    (b)          This Agreement and the Bank Merger Agreement have been duly authorized, executed and delivered by the Bank and the Accession Agreement, when executed and delivered by the Bank, will be duly authorized executed and delivered by the Bank, and each of the Agreement and the Bank Merger Agreement is, and the Accession Agreement will be, a legal, valid, and binding agreement of the Bank enforceable against the Bank in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.  At the Closing (as hereinafter defined), all other agreements, documents and instruments to be executed and delivered by the Bank which are referred to herein or contemplated hereby will have been duly executed and delivered by the Bank and will constitute the legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with their respective terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.

          Section 4.4          Investments.  Schedule 4.4 contains a complete and accurate list, as of September 30, 2006, of all securities, including municipal bonds, owned by the Bank (the “Securities Portfolio”).  All securities in the Securities Portfolio are owned by the Bank, of record and beneficially, free and clear of all mortgages, liens, pledges, security interests and encumbrances, except as disclosed in Schedule 4.4.  The list contained in Schedule 4.4 indicates all entities in which the ownership interest of the Bank represents five percent or more of the issued and outstanding voting securities of the issuer thereof.  There are no voting trusts or other agreements or understandings with respect to the voting of the securities held in the Securities Portfolio.

          Section 4.5          Financial Statements.  (a) Schedule 4.5(a) contains true and complete copies of the Bank’s (i) audited balance sheets and related statements of income, changes in shareholders’ equity and cash flows, as of and for the years ended December 31, 2005 and 2004, accompanied by the report thereon of McGladrey & Pullen, LLP dated January 19, 2006 (the “Annual Financial Statements”), and (ii) unaudited balance sheets and related statements of income, changes in shareholders’ equity and cash flows as of and for the nine months ended September 30, 2006 (the “Interim Financial Statements”).  The Bank has also furnished to FBC true and complete copies of all Consolidated Reports of Condition and Income filed by the Bank with bank regulatory authorities as of and for each period during the three years ended September 30, 2006 (the “Call Reports”).  The Annual Financial Statements, Interim Financial Statements and Call Reports are collectively referred to herein as the “Bank Financial Statements.”  The Annual Financial Statements fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated therein in conformity with generally accepted accounting principles (“GAAP”) applied consistently during the periods covered thereby.  The Interim Financial Statements fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in conformity with GAAP consistently applied during the periods covered thereby, except that the Interim Financial Statements are subject to normal year end adjustments required by GAAP, which will not be material. As of their respective dates, the Call Reports complied with the rules and regulations of applicable federal and state banking authorities and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    (b)          As of the dates of the Bank Financial Statements and as of the date of this Agreement, the Bank did not have any liabilities, fixed or contingent, which are material and are not fully reflected or provided for in the Bank Financial Statements or otherwise disclosed in this Agreement.

                    (c)          Since September 30, 2006, (i) the business of the Bank has been conducted only in the ordinary course, consistent with prior practices, and (ii) no event, condition or circumstance has occurred which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Bank.

          Section 4.6          Real Property.  (a)  Schedule 4.6 contains a true, correct and complete list of all real property owned or leased by the Bank, including non-residential other real estate (the “Bank Real Property”).  Within five business days following the date of this Agreement, the Bank will deliver to FBC (i) true, correct and complete copies of all deeds, surveys, title insurance policies and leases for each of the properties listed on Schedule 4.6, and (ii) true, correct and complete copies of all mortgages, deeds of trust or security agreements to which such property is subject.

                    (b)          No lease or deed with respect to any Bank Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Bank Real Property. Each of such leases is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing material defaults by the Bank or, to the knowledge of the Bank, the other party thereunder, and, to the knowledge of the Bank, there are no allegations or assertions of such by any party under such agreement or any events, acts or omissions that with notice or lapse of time or the happening or occurrence, or failure to occur, of any other event would constitute a material default thereunder.

                    (c)          To the knowledge of the Bank, none of the buildings and structures located on any Bank Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Bank Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Bank.  No condemnation proceeding is pending or, to the Bank’s knowledge, threatened, which would preclude or materially impair the use of any Bank Real Property in the manner in which it is currently being used.

                    (d)          The Bank has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Bank Real Property and all improvements thereon, and all personal and intangible properties reflected in the Bank’s unaudited statement of condition dated as of September 30, 2006 (as included in the Interim Financial Statements) or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (i) as noted in the Interim Financial Statements, (ii) statutory liens not yet delinquent, (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held, and (iv) those assets and properties disposed of for fair market value in the ordinary course of business since the date of the Interim Financial Statements.

                    (e)          All buildings and other facilities used in the business of the Bank are in adequate condition (ordinary wear and tear excepted) and, are free from defects which could materially interfere with the current or, to the Bank’s knowledge, future use of such facilities consistent with past practices.

          Section 4.7          Environmental Laws.  Except as set forth in Schedule 4.7, the Bank is and has been in compliance with all terms and conditions of all applicable federal and state Environmental Laws (as hereinafter defined) and permits thereunder except for such noncompliance as would not reasonably be expected to give rise, individually or in the aggregate, to a Material Adverse Effect on the Bank.  Except as set forth in Schedule 4.7, the Bank (i) has not received any written notice or allegation of any violation of any Environmental Laws or Occupational H&S Laws (as hereinafter defined) by the Bank, which has not been resolved, (ii) has not generated, stored, or disposed of any materials designated as Hazardous Materials (as hereinafter defined) under applicable Environmental Laws, except in material compliance with Environmental Laws, and (iii) has not been served in writing with any claim or lien asserted against the Bank under any Environmental Laws or Occupational H&S Laws or relating to Hazardous Materials.  Except as disclosed in Schedule 4.7, no release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions at 42 U.S.C. 9601(22)(A) and (C)) of Hazardous Materials has occurred at or from any real estate during the term of the ownership, lease or operation thereof by the Bank for which applicable Environmental Laws required or require notice to any third party, further investigation, or response action of any material nature by the Bank, and no condition exists at any real estate currently owned, leased or operated by the Bank for which the applicable Environmental Laws required or require notice to any third party, further investigation, or response action of any material nature by the Bank.  The Bank has not directed, controlled or overseen the management of environmental matters of any borrower or any real estate in which the Bank holds or has held a security interest so as to cause the Bank to act outside the exclusion under 42 U.S.C. § 9601(20)(E) or any other analogous provisions under applicable Environmental Law.  To the knowledge of the Bank, no asbestos is now or has been contained in any facility owned, leased or operated by the Bank.  No real property currently owned, leased or operated by the Bank is, or has been, used as a gas station or a landfill during the tenure of the Bank or, to the knowledge of the Bank, prior to such tenure.  Within five business days following the date of this Agreement, the Bank will furnish FBC true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to each real property presently owned, sold within the last five years, leased or operated by the Bank (“Existing Environmental Reports”).  The Bank makes no representations or warranties regarding the truth, accuracy, or thoroughness of the investigation, preparation, or content of the Existing Environmental Reports or the competence or ability of the persons or companies preparing the Existing Environmental Reports.

          “Environmental Laws,” for purposes of this Section 4.7, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code in each case as amended as of the date of this Agreement, including any applicable and enforceable judicial or administrative order, consent decree, or judgment, relating to the environment, Hazardous Materials, or the effect of Hazardous Materials on human health and safety, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq. (“CERCLA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.

          “Hazardous Materials,” for purposes of this Section 4.7, means (i) any petroleum or petroleum products, natural gas, or natural gas products, regulated radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs) at regulated concentrations, and radon gas at regulated concentrations; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic to human health or the environment by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials containing asbestos or lead.

          “Occupational H&S Laws,” for purposes of this Section 4.7, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code, in each case as amended as of the date of this Agreement, including any applicable and enforceable judicial or administrative order, consent decree or judgment, relating to occupational health or safety, including without limitation the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., but excluding Environmental Laws.

          Section 4.8          Litigation and Other Proceedings.  Except as set forth on Schedule 4.8, there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of the Bank, threatened before any court or administrative body in any manner against the Bank or any of its properties or capital stock.  The Bank knows of no basis on which any litigation or proceeding currently pending, or which could be brought against the Bank, could reasonably be expected to have a Material Adverse Effect on the Bank or could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby.  The Bank is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

          Section 4.9          Taxes.  (a)  All Returns (as hereinafter defined) required to be filed by or on behalf of the Bank have been duly filed on a timely basis and such Returns are true, complete and correct.  All Taxes (as hereinafter defined) shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and all Taxes owed by the Bank which are or have become due have been timely paid in full (whether or not shown on or reportable on such Returns).  The Bank has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.  There are no liens on any of the assets of the Bank with respect to Taxes, other than liens for Taxes not yet due and payable.

                    (b)          No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Bank which have not been settled, closed or reached a final determination.  There are no pending audits relating to any Tax liability of the Bank to which the Bank has received notice.  The Bank is not a party to any action or proceeding for assessment or collection of Taxes, nor have such events been asserted or, to the knowledge of the Bank, threatened against the Bank or any of its assets.  No waiver or extension of any statute of limitations relating to Taxes is in effect with respect to the Bank.  No power of attorney has been executed by the Bank with respect to any Tax matters which is currently in force.

                    (c)          The Bank has disclosed on its federal income tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.  The Bank has not engaged in any reportable transactions as defined in Treasury Regulation Section 1.6011-4(b).  The Bank has not agreed to make, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.  None of the property of the Bank is subject to a safe harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code).  The Bank is not a party to any Tax allocation, sharing, indemnity or similar agreement nor does it have any continuing obligations under any prior Tax allocation, sharing, indemnity or similar agreement.  The Bank is not, and has not been, a member of any affiliated group that filed or was required to file an affiliated, consolidated, combined or unitary return.  The Bank has no liability for Taxes of another Person as transferee, successor or by contract or otherwise or under Treasury Regulation Section 1.1502-6 (or any comparable provision of State or local law).

                    (d)          As used in this Agreement, the term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Bank is required to pay, withhold or collect.  As used in this Agreement, the term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                    (e)          True and complete copies of the federal income tax returns of the Bank as filed with the Internal Revenue Service (the “IRS”) for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 will be furnished to FBC within five business days following the date of this Agreement.  True and complete copies of the Texas Franchise Tax returns of the Bank as filed with the State of Texas for the years ended December 31, 2001, 2002, 2003, 2004 and 2005, have been furnished to FBC.

          Section 4.10          Contracts.  Except as otherwise noted in Schedule 4.10 hereto, the Bank is not a party to or bound by any (i) employment contract (including without limitation any collective bargaining contract or union agreement or agreement with an independent contractor); (ii) bonus, stock option, restricted stock, phantom stock, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement; (iii) lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee involving annual payments in excess of $30,000; (iv) contract or commitment for capital expenditures in excess of $30,000 for any one project; (v) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement involving an annual expenditure in excess of $30,000; (vi) contract or option to purchase or sell any real or personal property other than a contract for the purchase of personal property in the ordinary course of business; (vii) contract, agreement or letter with respect to the management or operations of the Bank imposed by any bank regulatory authority having supervisory jurisdiction over the Bank; (viii) note, debenture, agreement, contract or indenture related to the borrowing of money by the Bank other than insured deposits; (ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; (x) agreement with or extension of credit to any executive officer or director of the Bank or a holder of more than 10% of the Bank Stock, or any affiliate of such person; (xi) agreement or arrangement with any executive officer, director, holder of 10% or more of the Bank Stock or affiliate of such persons for the provision of services or lease of property; (xii) agreement with any executive officer, director, holder of more than 10% of the Bank Stock or affiliate of such person relating to Bank owned life insurance (“BOLI”), (xiii) agreements with school districts, municipalities or other government entities relating to any matter, including the deposits of such entities with the Bank or (xiv) contracts, other than the foregoing, involving more than $30,000 and not made in the ordinary course of business and not otherwise disclosed in this Agreement or in a schedule attached hereto (items (i) through (xiv) being collectively referred to as the “Contracts”).  The Bank has performed all material obligations required to be performed by it to date under each of the Contracts, and is not in default under, and, to the knowledge of the Bank, no event has occurred which, with the lapse of time or action by a third party, could result in a default under the Contracts or under any provision of the Articles of Association or Bylaws of the Bank.

          Section 4.11          Fidelity Bonds and Insurance.  True and complete copies of all fidelity bonds and insurance policies (including any BOLI) owned or held by, or issued in favor of, the Bank (other than credit-life policies), will be delivered to FBC within five business days following the date of this Agreement and are listed on Schedule 4.11 to this Agreement.  The coverage, amounts and retention levels of such fidelity bonds and insurance policies are adequate for the business conducted by the Bank.

          Section 4.12          No Conflict with Other Instruments.  The execution and delivery of this Agreement, the Accession Agreement and the Bank Merger Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or result in a breach of any provision of the Articles of Association or Bylaws of the Bank,

(ii) subject to obtaining the approval of the holders of at least two-thirds of the Bank Stock and all regulatory approvals, violate any provision of, or constitute a default or require any consent or approval under, any law, or any order, writ, injunction or decree of any court or other governmental agency applicable to the Bank or, to the knowledge of the Bank, any shareholder of the Bank, or (iii) except as otherwise noted on Schedule 4.12 hereto, violate any provision of, or constitute a default or require any consent or approval under, any contract, agreement or instrument to which the Bank or, to the knowledge of the Bank, any shareholder of the Bank is a party or by which any of them is bound or constitute an event which, with the lapse of time or action by a third party, could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of the Bank, any shareholder of the Bank or upon the Bank Stock.

          Section 4.13          Compliance with Laws.  (a) Except with respect to matters subject to the provisions of Section 4.7, for which Section 4.7 shall be the Bank’s exclusive representations with respect thereto, the Bank is in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders.  The Bank has filed all reports, notices, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the OCC, the FRB and the FDIC and any other regulatory authority having jurisdiction over it, and such reports, notices, registrations and statements were, as of their respective dates, true and correct and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except for normal examinations conducted in the ordinary course of business, no regulatory agency has initiated any proceeding or, to the knowledge of the Bank, investigation into the business or operations of the Bank.  There is no unresolved violation, criticism or exception by any regulatory agency with respect to any report or statement relating to any examinations of the Bank.

                    (b)          Except for approval of the holders of at least two-thirds of the Bank Stock, approvals of regulatory authorities having jurisdiction over the Bank and as otherwise noted on Schedule 4.12, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person is required to be obtained by the Bank in connection with the execution, delivery and performance by it of this Agreement, the Accession Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby.

          Section 4.14          Conduct.  Except as listed in Schedule 4.14 hereto, since January 1, 2006, the Bank has not (i) issued or sold any capital stock or corporate debt obligations; (ii) declared or set aside or paid any dividend or made any other distribution in respect of or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of its capital stock; (iii) incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected any of its assets to a lien or encumbrance (other than in the ordinary course of business and other than statutory liens not yet delinquent); (iv) discharged or satisfied any lien or encumbrance or paid any obligation or liability (fixed or contingent), other than accruals, accounts and notes payable included in the Bank Financial Statements, accruals, accounts and notes payable incurred since January 1, 2006 in the ordinary course of business, and accruals, accounts and notes payable incurred as contemplated by this Agreement; (v) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (vi) made any general or individual wage or salary increase (including increases in directors’ or consultants’ fees), paid any bonus, granted or paid any perquisites such as automobile allowances, financial planning assistance, club memberships or dues or other similar benefits, or instituted any employee welfare, retirement or similar plan or arrangement, except periodic or merit raises, bonuses and allowances approved by the Bank executives or Board of Directors in the ordinary course of business and reflected in the minutes of the Bank, as part of the Bank’s standard practices; (vii) suffered any physical damage, destruction or casualty loss, whether or not covered by insurance, materially and adversely affecting its business, properties or assets; (viii) made any or acquiesced in any change in accounting methods, principles or practices, except as required by GAAP; (ix) entered into any contract, agreement or commitment which obligates the Bank for an amount in excess of $30,000 over the term of any such contract, agreement or commitment other than in the ordinary course of business; or (x) entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.

          Section 4.15          Reserve for Possible Loan Losses.  The reserve for possible loan losses of the Bank as reflected in the Bank Financial Statements as of and for the period ended September 30, 2006 was, and the reserve for possible loan losses shown on the Bank Financial Statements as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP as applied to banking institutions and in accordance with all applicable rules and regulations.  Such reserve shown on the Bank Financial Statements as of and for the period ended September 30, 2006 is, and the reserve for possible loan losses shown on the Bank Financial Statements as of any date subsequent to the execution of this Agreement will be, in the opinion of the Bank’s management, adequate in all respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of that date.  At the Effective Time, no material facts relevant to the adequacy of such reserves as of that date shall have been withheld from FBC.  Except as disclosed in Schedule 4.15, there are no loans of the Bank that have been classified by bank examiners on the Bank’s most recent examination report as “Other Assets Specially Mentioned,” “Substandard,” “Doubtful” or “Loss.”

          Section 4.16          Employment Relations.  The relations of the Bank with its employees are satisfactory.  The Bank has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees, nor is there any indication of the foregoing occurring.  The Bank has complied with all laws relating to the employment of labor with respect to its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker’s compensation insurance and social security and similar taxes and no person has asserted that the Bank is liable for any arrearages of wages, worker’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

          Section 4.17          Compensation and Benefit Plans.  (a) Schedule 4.17(a) contains a complete and accurate list of all employee benefit plans and programs, and bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, contracts, employment, collective bargaining, retention or severance agreements, written and unwritten, and all similar practices, policies and arrangements in which the Bank has any liability, obligation to, or which is maintained or contributed to by it or which covers any employees, or former employees, consultants or former consultants, officers or former officers, directors or former directors of it, which are now in force or which have been in force during the last six years (the “Compensation and Benefit Plans”).  The Bank does not have any commitment to create any additional Compensation and Benefit Plan, to terminate, modify or change (other than as required by law or this Agreement) or not to terminate, modify or change any existing Compensation and Benefit Plan.

                    (b)          Each Compensation and Benefit Plan is in compliance in all material respects, in form and in administration, with the plan documents and all applicable laws, including, to the extent applicable, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, the federal securities laws, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the federal securities laws, the Age Discrimination in Employment Act and any other applicable law with respect to such plans have been timely made.  Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and is intended to be qualified under Section 401(a) of the Code has received a qualified determination letter from the IRS or, in the case of a “prototype plan,” may rely on a favorable opinion letter from the IRS, and the Bank knows of no reason why such determination letter would be revoked, nor knows of any events which could affect the tax-qualified status of such Pension Plan and that could not be remedied pursuant to the Employee Plans Compliance Resolution System maintained by the IRS.  There is no pending or, to the knowledge of the Bank, threatened legal action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits).  No transaction or omission with respect to any Compensation and Benefit Plan has occurred or exists that would be a violation of Section 4975 of the Code or Section 502(i) of ERISA that is not exempt under Code Section 4975 or ERISA Section 502(i).

                    (c)          There is no pending investigation or enforcement action by the Department of Labor or the IRS or any other governmental authority with respect to any Compensation and Benefit Plan, nor does the Bank have knowledge of, or any indication of, any such investigation or enforcement action occurring.

                    (d)          All contributions or insurance premiums required to be made under the terms of any Compensation and Benefit Plan whether or not established under any collective bargaining agreement to which the Bank or any entity, trade or business that is a member of a controlled group described in Section 414(b), (c), (n) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Bank (“ERISA Affiliate”) is a party have been timely made or will be timely made prior to the Effective Time.  No event has occurred or circumstances exists that could result in an increase in premium cost of Compensation and Benefit Plans that are insured, or an increase in benefit costs of Compensation and Benefit Plans that are self-funded.

                    (e)          Except as set forth on Schedule 4.17(e) and any actions taken to comply with Section 11.8 of this Agreement, with respect to any Pension Plan (except for any “multiemployer plan” as defined in Section 3(37) of ERISA) which is subject to Title IV of ERISA (“Title IV Plan”):  (i) the Bank and each ERISA Affiliate have satisfied the minimum funding standard, and has made all contributions required, under ERISA Section 302 and Section 412 of the Code; (ii) the Bank and each ERISA Affiliate have paid all amounts due to the PBGC pursuant to ERISA Section 4007; (iii) neither the Bank nor any ERISA Affiliate has filed a notice of intent to terminate any Title IV Plan or has adopted any amendment to treat a Title IV Plan as terminated, and the PBGC has not instituted proceedings to treat any Title IV Plan as terminated; (iv) no event has occurred or circumstance exists that may constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any Title IV Plan; (v) no accumulated funding deficiency, whether or not waived, exists with respect to any Title IV Plan, and no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Title IV Plan; (vi) the actuarial report for each Title IV Plan of the Bank and each ERISA Affiliate fairly presents the financial condition and the results of operations of each such Title IV Plan in accordance with GAAP; (vii) since the last valuation date for each Title IV Plan of the Bank and each ERISA Affiliate, no event has occurred or circumstance exists that would increase the amount of benefits under any such Title IV Plan or that would cause the excess of Title IV Plan assets over benefit liabilities (as defined in ERISA Section 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase; (viii) no reportable event (as defined in ERISA Section 4043 and in regulations issued thereunder) has occurred; and (ix) there are no facts or circumstances that may give rise to any liability of the Bank, any ERISA Affiliate, FBC, Interim Bank or their affiliates to the PBGC under Title IV of ERISA.

                    (f)          There is no “employee benefit plan” within the meaning of Section 3(3) of ERISA sponsored, maintained or contributed to by an ERISA Affiliate which could reasonably be expected to cause any liability for the Bank, FBC, Interim Bank or their affiliates.

                    (g)          The Bank does not have any obligation to provide retiree health or life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code and Sections 601-609 of ERISA.  There has been no written or oral communication to employees or former employees by the Bank that promises or guarantees such employees or former employees retiree health or life insurance or other retiree death benefits on a permanent basis.  The Bank may terminate or amend any Compensation and Benefit Plan in which the Bank’s or its affiliates’ employees or former employees participate at any time without incurring any liability thereunder.  The plan administrator of each Compensation and Benefit Plan in which such employees or former employees participate has the sole discretion to construe and interpret the terms of such plan.

                    (h)          The Bank does not maintain any Compensation and Benefit Plans covering foreign employees.

                    (i)          With respect to each Compensation and Benefit Plan, if applicable, the Bank will deliver to FBC within five business days following the date of this Agreement true, correct and complete copies of (i) Compensation and Benefit Plan documents and all amendments thereto, (ii) trust instruments and insurance contracts, (iii) Forms 5500 filed with the IRS for the last three plan years and accompanying schedules, if any, (iv) the most recent summary plan description and any other communication to employees regarding such benefits, including employee booklets, (v) the most recent determination letter issued by the IRS, and (vi) the three most recent annual financial and actuarial reports, if any.

                    (j)          Except as set forth on Schedule 4.17(j) and any actions taken to comply with Section 11.8 of this Agreement, the consummation of the Consolidation as contemplated by this Agreement will not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) (i) result in the vesting or acceleration of the payment of any benefits under any Compensation and Benefit Plan, (ii) result in any increase in benefits payable or compensation payable to a participant or service provider under any Compensation and Benefit Plan, (iii) result in the payment of any severance separation benefit, or (iv) result in a breach or violation of any Compensation and Benefit Plan.

                    (k)          As a result, directly or indirectly, of the Consolidation as contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of FBC, Franklin or the Bank will be obligated to make a payment that would be characterized as a “parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future with respect to any benefit plan or agreement of the Bank.

                    (l)          Neither the Bank nor any ERISA Affiliate is a party to, nor has it ever made any contribution to or otherwise incurred or could incur any obligation under, any  “multiemployer plan,” as defined in Section 3(37) of ERISA.

                    (m)          There are no voluntary employee benefit associations related to any Compensation and Benefit Plan under Section 501(c)(9) of the Code.

                    (n)          Except as listed on Schedule 4.17(n), there are no guaranteed investment contracts or other funding contracts with any insurance company that are held by a Compensation and Benefit Plan of the Bank.

                    (o)          Except as set forth on Schedule 4.17(o), the Bank does not, directly or indirectly, maintain any loan (or equivalent thereof) to or for any of its directors, executive officers or employees, other than employee expense advances in the ordinary course of business.

                    (p)          All Compensation and Benefit Plans may be terminated or amended prior to or after the Closing Date.

          Section 4.18          Loans.  Within five business days following the date of this Agreement, the Bank will deliver to FBC a true, correct and complete list, in digital and paper form and as of September 30, 2006, of all loans of the Bank showing for each loan thereon the account number and the outstanding principal balance due (the “Loan Schedule”).  All loans listed on the Loan Schedule, and all currently outstanding loans of the Bank (together, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder.  The Loans are adequately documented in the opinion of management of the Bank and each note evidencing a Loan or credit agreement or security instrument related to a Loan to the Bank’s knowledge constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where the failure thereof, individually or in the aggregate, would not have a Material Adverse Effect on the

Bank; provided that the Bank makes no representation regarding the collectibility of such Loans.  The Bank has not entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in the Bank’s records.  No claim or defense as to the enforcement of any Loan has been asserted, and the Bank is not aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense, except where such claim or right would not have, either individually or in the aggregate, a Material Adverse Effect on the Bank.

          Section 4.19          SEC Status; Securities Issuances.  The Bank is not and has not been subject to the reporting provisions of Sections 12 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations of the SEC promulgated under the Exchange Act, other than the antifraud provisions of the Exchange Act.  All issuances of securities by the Bank were conducted in compliance with the provisions of all applicable securities laws and regulations.

          Section 4.20          Brokers and Finders.  Schedule 4.20(a) lists any broker or finder employed by the Bank in connection with the transactions contemplated herein and Schedule 4.20(b) lists any financial advisor or investment banker employed by the Bank in connection with the transactions contemplated herein.  Except as disclosed on Schedules 4.20(a) and 4.20(b), neither the Bank nor any of the officers, directors or employees of the Bank has employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, finders’, financial advisory, investment banking or other fees or commissions in connection with the transactions contemplated herein.

          Section 4.21          Community Reinvestment Act.  The Bank is in compliance in all material respects with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (the “CRA”) and all regulations promulgated thereunder, and within five business days following the date of this Agreement the Bank will provide FBC with copies of the Bank’s current CRA Statement, all letters and written comments received by the Bank since January 1, 2002 pertaining thereto and any responses by the Bank to such comments.  The Bank has a rating of “outstanding” as of its most recent CRA compliance examination and the Bank knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the Department, the OCC, the FRB, the OTS or the FDIC may seek to restrain, delay or prohibit the Consolidation as a result of any act or omission of the Bank under the CRA.

          Section 4.22          Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act.  The Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.) and the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.) and all regulations promulgated thereunder.  Since January 1, 2002, the Bank has not received any notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any notice of, and does not have any knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to its compliance with such laws.

          Section 4.23          Usury Laws and Other Consumer Compliance Laws.  All loans of the Bank have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z (12 C.F.R. § 226 et seq.) issued by the FRB, the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. Art. 5062-2.01, et seq.) and all statutes governing the operation of national banks.  Each Loan was made by the Bank in the ordinary course of its lending business.

          Section 4.24          Bank Secrecy Act; USA PATRIOT Act.  The Bank is in compliance in all material respects with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), and all regulations promulgated thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts.  The Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the IRS.  The Bank is in compliance in all material respects with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, and all regulations promulgated thereunder.

          Section 4.25          Zoning and Related Laws.  All real property leased or operated by the Bank and the use thereof complies in all material respects with all applicable laws, ordinances, regulations, orders or requirements, including without limitation, building, zoning and other laws.

          Section 4.26          Securities Activities of Employees.  The Bank (and, in the conduct of the Bank’s operations, each of its officers, employees and agents) are now, and at all times in the past have been, in compliance in all material respects with all applicable federal and state securities laws and any regulations promulgated thereunder.  The Bank and its officers, employees and agents have complied with, and currently hold, all necessary licenses and permits required under any federal or state securities law or regulation to conduct any securities activities in which the Bank or its officers, employees, or agents are now engaged or have been engaged in the past.

          Section 4.27          Regulatory Actions and Approvals.  There are no actions or proceedings pending or, to the knowledge of the Bank, threatened, against the Bank by or before any regulatory authority having jurisdiction over the Bank.  The Bank is not subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over the Bank.  The Bank does not know of any fact or circumstance relating to the Bank that would materially impede or delay receipt of any required regulatory approval of the Consolidation or the other transactions contemplated by this Agreement, nor does the Bank have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Consolidation.

          Section 4.28          Shareholders’ List.  Schedule 4.28 hereto contains a true, correct and complete list of the holders of shares of Bank Stock containing their names, addresses and number of shares held of record, which shareholders’ list is in all respects complete and accurate.

          Section 4.29          Books and Records.  (a) The minute books and stock ledgers of the Bank that will be made available to FBC within five business days following the date of this Agreement, its representatives or affiliates constitute all of the minute books and stock ledgers of the Bank and contain a complete and accurate record of all actions of its shareholders and its Board of Directors (and any committees thereof).  All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the Bank that have been requested by FBC will be made available within five business days following the date of this Agreement to FBC, its representatives or affiliates, and are located at the offices of the Bank in Bryan, Texas.

                    (b)          The Bank makes and keeps books, records and accounts which, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets; (iii) access to the assets of the Bank is permitted only in accordance with management’s general or specific authorizations; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                    (c)          The Bank maintains a process designed by, or under the supervision of, the Bank’s principal executive and principal financial officers, or persons performing similar functions, and effected by the Bank’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions in and dispositions of the assets of the Bank, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Bank’s financial statements in accordance with GAAP, and that receipts and expenditures of the Bank are being made only in accordance with authorizations of management and directors of the Bank, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Bank’s assets that could have a material effect on the Bank’s financial statements.

          Section 4.30          Deposit Summary.  Schedule 4.30 contains a summary of the amounts and types of the deposits held by the Bank as of September 30, 2006 and the weighted average interest rates being paid thereon as of such date (the “Deposit Summary”).  The Deposit Summary was prepared by the Bank from the books and records of the Bank in the ordinary course of business and the information contained therein is true, complete and correct as of the date thereof.

          Section 4.31          Privacy Laws.  The Bank is in compliance in all material respects with all laws applicable to it pertaining to privacy of consumer and depositor information, including without limitation, Title V of the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Electronic Funds Transfer Act, the Right of Financial Privacy Act and the Children’s Online Privacy Protection Act.

          Section 4.32          Proxy Statement.  None of the information relating to the Bank contained in a proxy statement (including any amendment or supplement thereto) to be prepared by the Bank in accordance with the Bank’s Articles of Association, Bylaws and applicable law (the “Proxy Statement”) and mailed to the Bank’s shareholders in connection with the solicitation of proxies by the Board of Directors of the Bank for use at a special meeting of the Bank’s shareholders to be called to consider the Consolidation, this Agreement and the transactions contemplated hereby (the “Bank Shareholder Meeting”) will, at the date of mailing to the Bank’s shareholders and at the time of the Bank Shareholder Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

          Section 4.33          Trust Business.  The Bank has properly administered all accounts for which it acts as a fiduciary, including but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  The Bank, nor any of its directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

          Section 4.34          TBCA Part Thirteen.  Prior to the date of this Agreement, the Board of Directors of the Bank has taken all action necessary to exempt under or make not subject to the provisions of Part Thirteen of the TBCA and any other applicable state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares:  (i) the execution of this Agreement and the Voting Agreements (as hereinafter defined), (ii) the Merger, and (iii) the transactions contemplated by this Agreement and the Voting Agreements.

          Section 4.35          Disclosure.  Except as expressly set forth in this Article IV and as and to the extent set forth in other sections of this Agreement or in the other agreements and instruments delivered or to be delivered pursuant to this Agreement, the Bank makes no representations or warranties, express or implied.  The representations and warranties of the Bank contained in this Agreement and the other agreements and instruments delivered or to be delivered pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Agreement, in light of the circumstances under which they were made, not misleading.  The schedules delivered pursuant to this Article IV and elsewhere in this Agreement, which have been delivered concurrently with, or within five business days following, the execution and delivery of this Agreement as provided in Section 6.16(b), are, or will be, true and correct and contain, or will contain, no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF FBC

          FBC represents and warrants to the Bank as follows:

          Section 5.1          Organization.  (a)  FBC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  FBC has the corporate power and authority to own, lease and operate its properties, to engage in the business and activities now conducted by it and to enter into this Agreement.  FBC is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FBC.  True and complete copies of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of FBC have been made available to the Bank.

                    (b)          Franklin is a Texas state savings bank duly organized, validly existing and in good standing under the laws of the State of Texas.  Franklin Bank is an “insured depositary institution” as defined in the Federal Deposit Insurance Act.

          Section 5.2          Approvals; Authority.  (a)  The Board of Directors (or a duly authorized committee of the Board of Directors) of FBC has approved this Agreement and the matters contemplated herein.  No further corporate proceedings of FBC are needed to execute and deliver this Agreement and consummate the Consolidation.  This Agreement has been authorized, duly executed and delivered by FBC and is a legal, valid and binding agreement of FBC enforceable against FBC in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

                    (b)          The Board of Directors of Franklin has approved the Bank Merger Agreement and the matters contemplated thereby.  Franklin has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby.  Other than approval by FBC Holdings, LLC in its capacity as sole shareholder of Franklin, no further corporate proceedings of Franklin are needed to execute and deliver the Bank Merger Agreement and consummate the Bank Merger.

                    (c)          At the Closing, all other agreements, documents and instruments to be executed and delivered by FBC, the Interim Bank or Franklin which are referred to herein or contemplated hereby will have been duly executed and delivered by such entity, and will constitute the legal, valid and binding obligation of such entity, enforceable against such entity in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

          Section 5.3          No Conflict With Other Instruments.  Neither the execution and delivery of this Agreement and the Bank Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in a breach of any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of FBC, or the Articles of Incorporation or Bylaws of Franklin.  The execution and delivery of this Agreement and, the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby, subject to obtaining all required regulatory approvals, will not violate any provision of, or constitute a material default or require any consent or approval under, any law, or any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which FBC is a party or by which it is bound or constitute an event which, with the lapse of time or action by a third party, could result in a material default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of FBC.

          Section 5.4          Consents and Approvals.  No prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by FBC in connection with the execution, delivery and performance by FBC of this Agreement and the transactions contemplated hereby, except such approvals as may be required from the OTS, the FDIC, the FRB, the OCC, and the Department.

          Section 5.5          Proxy Statement.  None of the information supplied or to be supplied in writing by FBC or Interim Bank for inclusion in the Proxy Statement, at the date the Proxy Statement is mailed to holders of Bank Stock or at the time of the Bank Shareholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          Section 5.6          Financing.  FBC has, or at the Closing will have, sufficient cash on hand which is uncommitted as to any other use, or a credit facility with sufficient availability, to pay the Aggregate Consolidation Consideration.

          Section 5.7          Regulatory Actions.  There are no actions or proceedings pending or, to the knowledge of FBC, threatened, against FBC by or before any regulatory authority having jurisdiction over FBC.  FBC is not subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over FBC.  FBC does not know of any fact or circumstance relating to FBC that would materially impede or delay receipt of any required regulatory approval by FBC of the Consolidation or the other transactions contemplated by this Agreement.

          Section 5.8          Disclosure.  Except as expressly set forth in this Article V and as and to the extent set forth in other sections of this Agreement or in the other agreements and instruments delivered or to be delivered pursuant to this Agreement, FBC makes no representations or warranties, express or implied.  The representations and warranties contained  in this Agreement and the other agreements and instruments delivered or to be delivered pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Agreement, in light of the circumstances under which they were made, not misleading.

ARTICLE VI.

COVENANTS OF THE BANK

          From the date hereof until the Effective Time, or as otherwise provided, the Bank covenants and agrees with FBC as follows:

          Section 6.1          Shareholder Approval.  (a)  The Bank shall take all action in accordance with the applicable law and the Articles of Association and Bylaws of the Bank (including, without limitation, the preparation, printing and mailing of the Proxy Statement for use in soliciting the approval of the Consolidation, this Agreement and the transactions contemplated hereby by the holders of Bank Stock, and publishing prior notice of the Bank Shareholder Meeting as required by Section 214a of the NBA) necessary to duly call, give notice of, convene and hold the Bank Shareholder Meeting within sixty (60) days after the date of this Agreement, to consider and vote upon approval of the Consolidation, this Agreement and the transactions contemplated by this Agreement.

                    (b)          The Bank shall cause its Board of Directors to solicit the approval of the Consolidation, this Agreement and the transactions contemplated by this Agreement, by the holders of the Bank Stock.  The Bank shall, through the Board of Directors of the Bank, recommend to the holders of Bank Stock the approval and adoption of this Agreement, and the approval of the Consolidation and the transactions contemplated by this Agreement, and shall not withdraw, amend or modify in a manner adverse to FBC the recommendation of the Board of Directors of the Bank.  The Bank shall ensure that the Bank Shareholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Bank Shareholder Meeting are solicited, in compliance with all applicable laws.  Without limiting the generality of the foregoing, (i) the Bank agrees that its obligation to duly call, give notice of, convene and hold the Bank Shareholder Meeting, as required by this Section 6.1, shall not be affected by the commencement, public proposal, public disclosure or communication to the Bank of any Acquisition Transaction (as hereinafter defined).

          Section 6.2          Best Efforts; Information for Applications; Consents.  (a) The Bank will take all reasonable action to aid and assist in the consummation of the Consolidation and the transactions contemplated hereby, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the matters contemplated by this Agreement, including without limitation such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals or waivers from, all regulatory authorities having jurisdiction over the matters contemplated by this Agreement, the Consolidation or the Bank Merger, including any applications, notices or waiver requests with the Department, the OTS, the FDIC, OCC and the FRB.  The Bank shall use its best efforts to obtain or cause to be obtained consents of all third parties, and to cause the Bank’s accountants to provide any reports, consents or other assistance, necessary to permit the Bank to consummate the transactions contemplated herein.

                    (b)          To the extent permitted by law, the Bank will furnish FBC with all information concerning the Bank and the Bank’s shareholders reasonably requested by FBC for inclusion in any application, statement, document or notice to be made or filed by FBC with any federal or state regulatory or supervisory authority in connection with the matters contemplated by this Agreement and will make available to FBC the Bank’s officers, employees, independent accountants and other representatives as reasonably necessary.  Any financial statement for any fiscal year furnished pursuant to this section will include the audit report thereon of McGladrey & Pullen, LLP and the consent of such firm to use such opinion.  Any interim quarterly financial information furnished pursuant to this section will have been reviewed by McGladrey & Pullen, LLP in accordance with generally accepted auditing standards and the Bank will furnish FBC with a copy of such review report.  All information concerning the Bank and the Bank’s shareholders contained in the FBC applications and filings shall, to the knowledge of the Bank, at the time such information is furnished, be true and correct and will not omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date.

                    (c)          The Bank will indemnify and hold harmless FBC from and against any and all losses, claims, damages, expenses or liabilities to which it may become subject under applicable laws, rules and regulations or otherwise, including expenses incurred in enforcing the rights granted under this Section 6.2 against the Bank, and will reimburse FBC for any legal or other expenses reasonably incurred by it in connection with investigating, defending or prosecuting any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any of the FBC Applications or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as such statement or omission was made in reliance upon and in conformity with information furnished in writing by the Bank for use therein.

          Section 6.3          Confidentiality; Nonsolicitation.  (a) The Bank shall not, before or after the consummation or termination of this Agreement, directly or indirectly (i) disclose any confidential information acquired from FBC, either before or after the date of this Agreement, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or (ii) after termination of this Agreement, use such information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. All information previously or hereafter furnished by FBC in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of FBC whether or not the transactions contemplated hereby are consummated.  If the transactions contemplated hereby shall not occur, the Bank shall either destroy or return to FBC all documents and other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes.  The obligations contained in this Section 6.3(a) shall survive any termination of this Agreement until the second anniversary of the termination of this Agreement.

                    (b)          In the event that this Agreement is terminated, for a period of two years from such termination the Bank agrees that it will not, without the prior approval of FBC, directly or indirectly solicit for employment or hire any current officer or senior manager of FBC or Franklin on the date the Agreement is terminated; provided, however, that the foregoing shall not apply to (i) the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or class of individuals that could only be satisfied by employees of FBC or Franklin as of the date the Agreement is terminated) or (ii) the use of a general solicitation (such as advertisements) not specifically directed to employees of FBC or Franklin.

          Section 6.4          Operations.  (a) From and after the date of this Agreement to the Effective Date, unless earlier terminated as provided in Section 9.1, the Bank shall (i) conduct business in substantially the same manner as it has been previously conducted and in accordance with prudent business and banking practices, including, without limitation, maintaining the ratio of the reserve for loan losses in accordance with GAAP, (ii) maintain and keep its properties in as good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (iii) maintain in full force and effect insurance and fidelity bonds comparable in amount and scope of coverage to that currently maintained, (iv) perform all of its material obligations under contracts, and agreements relating to or affecting its assets, properties and business except such obligations as it may in good faith reasonably dispute, (v) use its best efforts to maintain and preserve its business organizations and present employees and maintain all relationships with depositors and customers, (vi) comply with and perform all material obligations and duties imposed by all federal, state and local laws, rules, regulations and orders imposed by federal, state or local governmental authorities, (vii) take any and all actions necessary to amend its Articles of Association or Bylaws in any manner which FBC, in its reasonable discretion, shall deem necessary, proper or advisable, (viii) make no alteration in the manner of maintaining its books, accounts or records, or in the accounting methods or practices relating to its business, properties or assets, including, without limitation, the categorization, accrual and payment of expenses, except with the prior written approval of FBC or in accordance with GAAP, (ix) notify FBC promptly upon commencement of any compliance, safety and soundness, or other examination conducted by the FDIC or the OCC, (x) take any and all actions, prior to the Closing, necessary to terminate all of the Bank’s fed funds lines outstanding as of the Closing Date, (xi) promptly give written notice to FBC upon obtaining knowledge of the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would cause (A) a breach of any covenant, condition or agreement contained herein or (B) any of its representations or warranties to be untrue or misleading in any material respect, and (xii) continue to solicit deposits, maintain deposits and operate its deposit gathering procedures consistent with existing procedures.

                    (b)          The Bank will not, except (A) as expressly contemplated or permitted by this Agreement, (B) as required by law or regulation or (C) upon the prior written consent of FBC, (i) permit any amendment or change to be made to its Articles of Association or Bylaws, (ii) take any action described or do any of the things listed in Section 4.14 hereof, (iii) enter into, amend or terminate any contract, agreement or other instrument of any of the types described in Section 4.10 hereof, (iv) acquire or dispose of any material amount of assets or liabilities, other than the sale of loans in the ordinary course of business consistent with past practice, (v) undertake any additional borrowings with a term in excess of 90 days, (vi) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan or participation is made in the ordinary course of business, consistent with existing practices and in compliance with the provisions of Section 6.4(c), (vii)  take any action or fail to take any action that would result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct at the Effective Time, (viii) make any change in policies respecting extensions of credit or loan charge-offs, (ix) reduce any amounts from the reserve for loan losses or, except in accordance with GAAP, make any change to reserve requirement policies, (x) restructure or materially change its securities portfolio or its interest rate risk position from that as of September 30, 2006 or change any policies related to its securities portfolio, except that the Bank may sell securities and re-invest the proceeds thereof in securities with a duration of 90 days or less, (xi) take any action with respect to the closing of any branches, (xii) make any changes in the titles, salaries, bonuses or other compensation of any employee, officer or director, except that the Bank may (A) make annual salary increases in connection with an employee’s annual review, provided that the overall percentage of the increases for all applicable employees shall be in accordance with past practice and (B) pay bonuses in January 2007 for the 2006 calendar year to each employee in accordance with past practice, (xiii) issue any shares of capital stock, (xiv) adjust, split, combine or reclassify any of its capital stock, (xv) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (A) the Bank’s regular quarterly dividend paid in the ordinary course of business consistent with past practice and (B) the Excess Capital Distribution contemplated by Section 6.15, (xvi) issue any options, warrants or other rights to acquire, or any securities convertible into, any shares of capital stock, (xvii) compromise and settle any pending or threatened litigation, (xviii) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with existing practices and prudent banking practices, or (xix)  agree to do any of the foregoing.

                    (c)          In order to facilitate continuing due diligence by FBC of the Bank, and in order to facilitate the integration of the operations of the Bank with those of FBC and Franklin after the Consolidation, any one or more of FBC’s of Franklin’s executive officers, as FBC’s representatives (each an “FBC Representative”), will be allowed to attend as invited guests and fully monitor all regular and special meetings of the Board of Directors of the Bank and all loan, audit and investment committees of the Bank.  The FBC Representative may be excluded from portions of the meetings of the Board of Directors or the loan or investment committee during which there will be discussed (i) matters involving this Agreement or any proposed Acquisition Transaction, (ii) information or material which is required to be kept confidential under applicable laws or regulations, or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to the Bank, the presence of such representative would adversely affect the confidential nature of or any privilege relating to any matters to be discussed.  No attendance by FBC Representatives at any meetings pursuant hereto or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of the Bank made in this Agreement or limit in any way the right of FBC to make any claim under Article XIII or XIV of this Agreement.  FBC agrees that all information obtained from the Bank pursuant hereto will be held in confidence and will not be used for any other purpose in accordance with the provisions of Section 7.3 of this Agreement.

                    (d)          The Bank shall not make any loan, modify any existing loan or purchase any loan participation having a principal balance in excess of $500,000 (except for renewals made in the ordinary course of business of (A) performing, nonclassified loans and (B) loans fully secured by cash or a certificate of deposit at the Bank) unless (i) such action is approved at a meeting at which an FBC Representative is present and does not object to such action, or (ii) the Bank provides an FBC Representative with notice of such proposed action and the FBC Representative shall not object to such proposed action within two business days after receipt of such notice.

                    (e)          If requested by FBC, the Bank will take all action necessary or required to terminate or amend, in a manner satisfactory to FBC, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements on the day immediately preceding the Effective Date.

          Section 6.5          Access to Properties and Records.  To the extent permitted by law, the Bank will afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of FBC access during normal business hours to the properties, personnel, books and records of the Bank in order that FBC may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Bank; provided, that such investigations shall be conducted in a manner so as not to unreasonably interfere with the operations of the Bank, and the officers of the Bank will furnish FBC with such additional financial and operating data and other information as to the business and properties of the Bank as FBC shall, from time to time, request; and provided further, that no such investigation or the knowledge obtained as a result of such investigation shall affect in any way the representations and warranties of the Bank contained in this Agreement or limit in any way the right of FBC to make any claim under this Agreement.  As soon as practicable after they become available, the Bank will deliver or make available to FBC all unaudited financial statements prepared for the internal use of the Board of Directors of the Bank and all Call Reports filed by the Bank with the OCC or the FDIC after the date of this Agreement.  All such financial statements shall be prepared in accordance with GAAP, excluding the notes thereto and year end adjustments (or regulatory accounting principles as the case may be) applied on a basis consistent with previous accounting periods.  In the event of the termination of this Agreement, FBC will return to the Bank all documents and other information obtained pursuant hereto, including all copies thereof, and will keep any information obtained pursuant to this Agreement confidential in accordance with Section 7.3 of this Agreement.

          Section 6.6          Additional Agreements.  (a)  The Bank will (i) deliver, contemporaneously with the execution of this Agreement, Voting Agreements substantially in the form of Exhibit D to this Agreement (each a “Voting Agreement”) executed as of the date hereof by each holder of ten percent or more of the Bank Stock, other than the ESOP, and (ii) use its best efforts to deliver, within five (5) business days following the execution of this Agreement, Voting Agreements executed as of the date hereof by each director and advisory director of the Bank.

                    (b)          The Bank will use its best efforts to deliver, within thirty (30) days following the execution of this Agreement, retention and non-competition agreements executed by each of the officers listed on Schedule 6.6(b) in the form attached as Exhibit E to this Agreement (the “Officer Non-competition Agreements”).

                    (c)          The Bank will use its best efforts to deliver, within thirty (30) days following the execution of this Agreement, services and non-competition agreements executed by each of the directors and advisory directors of the Bank listed on Schedule 6.6(c), which excludes any directors or advisory directors listed on Schedule 6.6(b), in the form attached as Exhibit F to this Agreement, with such exceptions as may be set forth on Schedule 6.6(c) (the “Director Non-competition Agreements”).

          Section 6.7          Standstill Provision.  Neither the Bank nor any of its directors, officers, agents or representatives shall directly or indirectly take any action to solicit, initiate, encourage or facilitate the making of any inquiries with respect to, or provide any information to, conduct any assessment of or negotiate with any other party with respect to any proposal which could reasonably be expected to lead to, (i) a merger, consolidation, acquisition, statutory share exchange or similar transaction involving the Bank, (ii) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of the Bank representing ten percent or more of the assets of the Bank, excluding any sale of loans in the ordinary course of business consistent with past practice, or (iii) the issuance, sale or other disposition (including by way of merger, consolidation, statutory share exchange or otherwise) of securities representing ten percent or more of the voting power of the Bank.  The Bank agrees to notify FBC orally immediately, and in writing within one (1) business day, after receipt of any unsolicited inquiries or proposals for any of the foregoing transactions and provide reasonable detail as to the identity of the person making such proposal and the nature of such proposal.  The Bank will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any proposals for any of the foregoing transactions.  The Bank will take the necessary steps to inform the appropriate individuals or entities referred to in this Section 6.7 of the obligations undertaken in this Section 6.7.

          Section 6.8          Accruals.  Immediately prior to the Effective Date and after consultation with FBC, the Bank will, consistent with GAAP, make such changes and modifications to its loan, accrual and reserve policies and practices (including loan classification and allowance for loan losses levels) and other accounting policies and practices as FBC shall reasonably request to bring such policies and practices into conformity with those followed by Franklin, including appropriate increases in its allowance for loan losses; provided that the effect of any action taken pursuant to this Section 6.8 shall not constitute a breach of any representation or warranty contained in Article IV or constitute a failure to satisfy any condition for Closing contained in Article XI and shall not impact the calculation of the Bank’s shareholders’ equity pursuant to Section 11.6.

          Section 6.9          Press Releases.  The Bank will not, directly or indirectly, whether through its employees, representatives or otherwise, without the prior approval of FBC, issue or permit to be issued any press release, written statement for general circulation or media interview relating to this Agreement or the Consolidation except as otherwise required by applicable law or regulation, and then only after making reasonable efforts to notify FBC in advance.

          Section 6.10          Nature of Deposits.  The deposits of the Bank will be on the Closing Date of substantially the same character, mix, type, and makeup as such deposits are as of September 30, 2006.  Such deposits shall include no “brokered deposits,” as such term is used in 12 U.S.C. 1831f, unless otherwise agreed by FBC.

          Section 6.11          Environmental Reports.  (a) FBC may obtain, at the Bank’s sole expense, Phase I Environmental Assessments (as hereinafter defined) for each non-residential other real estate owned (“OREO”) property owned by the Bank, the Bank’s home office, each of the Bank’s branch offices and each other real property owned or leased by the Bank (the “Subject Facilities”), provided, that the cost of obtaining any such Phase I Environmental Assessments shall not be included as a Transaction Expense and shall not reduce the Bank’s shareholders’ equity for purposes of the calculation of the Bank’s shareholders’ equity as set forth in Section 11.6.  Prior to the Effective Date, FBC may obtain, at the Bank’s sole expense, Phase II Environmental Assessments for properties reasonably identified by FBC as meriting a Phase II Environmental Assessment on the basis of such Phase I Environmental Assessments or other available information.  All Phase I Environmental Assessments and Phase II Environmental Assessments undertaken pursuant to this Section 6.11 shall be conducted by independent environmental professionals reasonably acceptable to the Bank.

                    (b)          FBC agrees to notify the Bank a reasonable time in advance of the examinations scheduled pursuant to this Section 6.11.  The Bank will permit FBC and its contractors, consultants, agents and representatives to be present during such examinations and to have such reasonable access to the properties and facilities of the Bank, and to conduct such consultations with the persons or firms conducting such examinations, as reasonably necessary; provided, however, that FBC and its contractors, consultants, agents and representatives shall not unreasonably disturb or interfere with the business activities or operations of the Bank or the OREO-owners or harm or damage the finishes or surfaces of any real property improvements or personalty.  FBC shall not conduct any Phase II Environmental Assessment without first providing the Bank with a copy of the proposed scope of work for such Phase II Environmental Assessment, and obtaining the Bank’s approval with respect thereto and the consultants and contractors that FBC will engage to perform such assessment.  The Bank’s approval shall not be unreasonably withheld, delayed or conditioned (and shall be deemed given if the Bank does not offer any objections within five (5) business days after its receipt of a proposed scope of work and a statement of qualifications of the proposed environmental consultant or contractor).  FBC will provide the Bank with copies of any of the Phase I Environmental Assessments and Phase II Environmental Assessments that the Bank may request in writing.  FBC shall keep confidential and not disclose all or any part, and shall cause its contractors, consultants, agents and representatives to keep confidential and not disclose all or any part, of all Phase I Environmental Assessments and Phase II Environmental Assessments to any third party prior to the Closing Date, except to the extent required by law.

                    (c)          For the purpose of this Agreement, “Phase I Environmental Assessment” means an environmental assessment that is consistent with ASTM 1527-05 and that may include, at FBC’s election, an assessment of the presence, amount, physical condition and location of asbestos-containing materials and lead-based paint.

                    (d)          For the purpose of this Agreement, “Phase II Environmental Assessment” means an intensified environmental assessment that further defines previously identified conditions, circumstances or risks and that may include physical sampling and analysis of paint, building materials or any environmental medium (including air, indoor air, surface water, groundwater, soil, and subsurface strata).

                    (e)          FBC shall reimburse the Bank for all losses, expenses, damages, fines, reasonable attorney fees, expert witness fees or other legal costs to the extent they arise from the negligence of FBC or FBC’s contractors, consultants, agents or representatives in conducting the Phase I Environmental Assessments and the Phase II Environmental Assessments; provided, that FBC shall not be responsible or liable in respect of any pre-existing environmental conditions.

          Section 6.12          Directors’ and Officers’ Liability Insurance.  Immediately prior to the Closing, the Bank shall purchase an extended reporting period of six years for purposes of covering actions occurring prior to the Effective Time under its (i) directors’ and officers’ liability insurance policy (or comparable coverage), (ii) employment practices liability insurance and (iii) bankers blanket bond (or comparable coverage) for each of the directors and officers of the Bank currently covered under comparable policies held by the Bank; provided, that the cost of such coverage shall be included as a Transaction Expense and will reduce the Bank’s shareholders’ equity as set forth in Section 11.6.  FBC may not cancel, modify or take any action to limit or terminate the coverage obtained pursuant to this section, unless it replaces such coverage with coverage provided by insurers having the same or better rating, coverage and aggregate limits.

          Section 6.13          Audited Bank Financial Statements.  The Bank agrees to engage McGladrey & Pullen, LLP, independent public accountants, to conduct an audit of the Bank and to prepare balance sheets and related statements of income, changes in shareholders’ equity and cash flows, together with notes thereto required by GAAP, accompanied by the report (which shall contain no qualification as to scope, going concern or any other substantive matter) of McGladrey & Pullen, LLP, as of and for the year ended December 31, 2006 (the “Audited Bank Financial Statements”).  The Audited Bank Financial Statements (including the related notes) will fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in conformity with GAAP.  The Bank will cooperate with McGladrey & Pullen, LLP in the preparation of the audit as necessary to complete the audit, and will approve such accruals and other adjustments as may be necessary to permit the issuance of the Audited Bank Financial Statements.  The Bank shall use its best efforts to deliver the Audited Bank Financial Statements to FBC as soon as available but in no event later than February 28, 2007.

          Section 6.14          Termination of Certain Compensation and Benefit Plans.  The Bank agrees that, not later than the day preceding the Closing Date, it shall terminate each of the Compensation and Benefit Plans (other than the Officer Non-Competition Agreements provided in Section 6.6 and as otherwise approved by FBC), and all such Compensation and Benefit Plans shall be fully funded on a terminated basis.  The Bank agrees to cooperate and take such reasonable actions as may be required to effect an orderly transition of benefits coverage under the Bank’s 401(k) plan, including, but not limited to, termination of such plan prior to the Effective Time.

          Section 6.15          Excess Capital Distribution.  On the Closing Date and after satisfaction or waiver of the conditions precedent for closing set forth in Articles X, XI and XII of this Agreement, the Bank may make a distribution to its shareholders in an amount equal to (a) the amount of the Bank’s shareholders’ equity as of the Closing Date, after giving effect to all adjustments set forth in Section 11.6 hereof, minus (b) $36,500,000 (the “Excess Capital Distribution”).

          Section 6.16          Due Diligence; Disclosure Schedules.  (a)  The Bank acknowledges receipt of a preliminary due diligence list (the “Due Diligence List”) from FBC.  The Bank agrees to make available immediately after the execution and delivery of this Agreement all documents and materials listed on the Due Diligence List at the headquarters of the Bank in Bryan, Texas and to provide representatives of FBC and its legal, financial, accounting and other advisors full and complete access to such materials through the Closing Date in accordance with Section 6.5.

                    (b)          Any disclosure schedules of the Bank (the “Bank Disclosure Schedules”) or other information and documents required to be delivered by the Bank pursuant to this Agreement that are not delivered to FBC contemporaneously with the execution of this Agreement must be prepared containing information as of the date of this Agreement, dated and signed by the Bank and delivered to FBC no later than the close of business on the fifth business day following the date of this Agreement.

                    (c)          From time to time prior to the Effective Date, the Bank shall promptly supplement and amend the Bank Disclosure Schedules to reflect any matter hereafter arising that would make any representation or warranty set forth in Article IV inaccurate.  For purposes of determining (i) the fulfillment of the condition set forth in Section 11.1 as of the Closing Date and (ii) the accuracy of the representations and warranties contained in Article IV if the Consolidation is not consummated, the Bank Disclosure Schedules shall be deemed to include only the information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto; provided that any Bank Disclosure Schedule delivered within five business days following the date of this Agreement pursuant to Section 6.16(b) shall be deemed to be delivered on and as of the date of this Agreement and shall not be deemed to be a supplement or amendment.  If the Consolidation is not consummated, delivery of any supplemental disclosure schedules pursuant to this section will not affect the rights and remedies of the parties hereunder.  For purposes of determining the accuracy of the representations and warranties contained in Article IV if the Consolidation is consummated, the Bank Disclosure Schedules shall be deemed to include all information contained in any supplement or amendment thereto made before the Closing Date.  If any supplement to any Bank Disclosure Schedule shall be delivered within five days of the Closing Date, at the option of FBC the Closing Date may be delayed to permit FBC to have a period of at least five days to consider such supplement.

          Section 6.17          Equity Deduction Amount.  In the event that prior to the Effective Date, (i) the case identified on Schedule 4.8 (the “Identified Litigation”) has not been finally disposed of (either by settlement and dismissal with prejudice or by entry of a judgment that subsequently becomes final and unappealable) (“Final Disposition”) and any potential disputes with the Bank’s insurer with respect to such matter have not been finally resolved (“Insurance Resolution”) or (ii) a Final Disposition of the Identified Litigation has been obtained but an Insurance Resolution has not been obtained, the Bank will accrue for or expense, as required by GAAP, and deduct as an expense from its shareholders’ equity for the purpose of the calculation set forth in Section 11.6, an amount (the “Equity Litigation Deduction Amount”) equal to the greater of (A) the sum of the amount set forth on Schedule 6.17 and $150,000 or (B) the sum of the amount paid for the Final Disposition of the Identified Litigation and $150,000.  FBC will establish an interest accrual account in respect of the Equity Litigation Deduction Amount and will accrue interest on the Equity Litigation Deduction Amount at the target federal funds rate (the “Interest Component”).

          Section 6.18          Notice of Certain Events.  The Bank will promptly give notice to FBC of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by the Bank contained herein or a failure by the Bank to comply with any covenant, condition or agreement contained herein.

          Section 6.19          Additional Covenants.  The Bank will not, without the prior written consent of FBC, take any action that would result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct at the Effective Time.

ARTICLE VII.

COVENANTS OF FBC

          From the date hereof through the Effective Time, or as otherwise provided, FBC covenants and agrees with the Bank as follows:

          Section 7.1          Best Efforts.  As promptly as practicable after the date hereof, FBC will prepare and file all necessary applications with the Department, the OTS, the FDIC and the OCC.  FBC will take all reasonable action to aid and assist in the consummation of the Consolidation and the transactions contemplated hereby, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the matters contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications or notices with, or obtaining approvals from, all regulatory authorities having jurisdiction over the matters contemplated by this Agreement and the Consolidation, including any applications or notices required to be filed with the OCC.  FBC and Interim Bank will deliver to the Bank, prior to filing, drafts of such governmental applications and notices and will promptly deliver, after such filing, a complete copy of such filings.  FBC and Interim Bank shall use their respective best efforts to obtain or cause to be obtained consents of all third parties necessary to permit FBC to consummate the transactions contemplated herein.  All documents that FBC or Interim Bank are responsible for filing with any regulatory or governmental agency in connection with the Consolidation will comply in all material respects with the provisions of applicable law.  FBC will promptly notify the Bank of any oral or written notice or action of any regulatory agency and provide the Bank with a copy of any written communication sent by any regulatory agency concerning or affecting the transactions contemplated by this Agreement.

          Section 7.2          Information for Applications and Proxy Solicitation.  To the extent permitted by law, FBC will furnish the Bank with all information concerning FBC and its directors and officers required for inclusion in (i) any application, statement or document to be made or filed by the Bank with any federal or state regulatory or supervisory authority in connection with the matters contemplated by this Agreement (the “Bank Applications”) and (ii) any proxy materials to be furnished to the shareholders of the Bank in connection with their consideration of the Consolidation, this Agreement and the transactions contemplated by this Agreement.  All information so furnished shall, to the knowledge of FBC, at the time such information is furnished, be true and correct in all material respects and will not omit any material fact necessary in order to make its statements therein, in light of the circumstances in which they were made, not misleading; provided, that information as of a later date shall be deemed to modify information as of an earlier date.  FBC will indemnify and hold harmless the Bank from and against any and all losses, claims, damages, expenses or liabilities to which the Bank may become subject under applicable laws, rules and regulations or otherwise, including expenses incurred in enforcing the rights granted under this Section 7.2, and will reimburse the Bank for any legal or other expenses reasonably incurred by them in connection with investigating, defending or prosecuting any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement or alleged untrue statement of a material fact contained in any of the Bank Applications or any proxy materials or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, but only insofar as such statement or omission was made in reliance upon and in conformity with information furnished by FBC in writing for use therein.

          Section 7.3          Confidentiality; Nonsolicitation.  (a) FBC shall not before or after the consummation or termination of this Agreement, directly or indirectly (i) disclose any confidential information acquired from the Bank, either before or after the date of this Agreement, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or (ii) after termination of this Agreement, use such information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. All information furnished previously or currently by the Bank in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the Bank until consummation of the transactions contemplated hereby and, if such transactions shall not occur, FBC shall either destroy or return to the Bank all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes.  The obligations contained in this Section 7.3(a) shall survive any termination of this Agreement until the second anniversary of the termination of this Agreement.

                    (b)          In the event that this Agreement is terminated and the Consolidation is not consummated, for a period of two years from the date the Agreement is terminated, FBC agrees that it will not, without the prior approval of the Bank, directly or indirectly solicit for employment or hire any current officer or manager of the Bank on the date the Agreement is terminated; provided, however, that the foregoing shall not apply to (i) the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or class of individuals that could only be satisfied by employees of the Bank as of the date the Agreement is terminated), or (ii) the use of a general solicitation (such as an advertisement) not specifically directed to employees of the Bank.

          Section 7.4          Press Releases.  FBC agrees that it will not, directly or indirectly, without the prior approval of the Bank, issue any press release or written statement for public release relating to the Agreement or the Consolidation, except as otherwise required by applicable law or regulation, and then only after making reasonable efforts to notify the Bank in advance.

          Section 7.5          Director and Officer Indemnification.

                    (a)          For six years after the Effective Date, and subject to the limitations contained in applicable OTS and FDIC regulations and to any limitations contained in the Bank’s Articles of Association on the Effective Date, FBC shall cause Franklin to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Bank (each, an “Indemnified Party”) against all losses, expenses, claims, damages, judgments, fines or liabilities arising out of actions or omissions occurring on or prior to the Effective Date (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under applicable law and by the Bank’s Articles of Association and Bylaws in effect on the date of this Agreement, including provisions relating to the advancement of expenses; provided, that no such Indemnified Party shall be entitled to indemnification under this Section 7.5 in respect of any event which constitutes a breach of this Agreement or in respect of which such Indemnified Party has received or is entitled to receive an improper personal benefit.

                    (b)          This Section 7.5 shall survive the closing of the transactions contemplated hereby for a period of six years, is intended to benefit each Indemnified Party (each of whom shall be entitled to enforce this Section 7.5 against the Bank or FBC, as the case may be) and shall be binding on all successors and assigns of the Bank and FBC.  In the event FBC or the Bank or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of FBC or the Bank assume the obligations set forth in this Section 7.5.

          Section 7.6          Supplements to Disclosure Schedules.  From time to time prior to the Effective Date, FBC shall create, supplement and amend one or more schedules to this Agreement for the purpose of reflecting any matter hereafter arising that would make any representation or warranty set forth in Article V inaccurate (the “FBC Disclosure Schedules”).  For purposes of determining (i) the fulfillment of the condition set forth in Section 10.1 as of the Closing Date and (ii) the accuracy of the representations and warranties contained in Article V if the Consolidation is not consummated, the FBC Disclosure Schedules shall be deemed to include only the information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.  If the Consolidation is not consummated, delivery of any supplemental disclosure schedules pursuant to this section will not affect the rights and remedies of the parties hereunder.  For purposes of determining the accuracy of the representations and warranties contained in Article V if the Consolidation is consummated, the FBC Disclosure Schedules shall be deemed to include all information contained in any supplement or amendment thereto made before the Closing Date.  If any supplement to any FBC Disclosure Schedule shall be delivered within five days of the Closing Date, at the option of the Bank the Closing Date may be delayed to permit the Bank to have a period of at least ten days to consider such supplement.

          Section 7.7          Identified Litigation Disposition; Shareholder Payment.

                    (a)          In the event that there is not a Final Disposition of the Identified Litigation as provided in Section 6.17 or an Insurance Resolution as of the Effective Date, after the Effective Date FBC shall, in consultation with, and with the agreement of, the Shareholder Representative (as defined below), use its commercially reasonable best efforts to (i) obtain a Final Disposition of the Identified Litigation and/or (ii) obtain an Insurance Resolution, as the case may be; provided, that FBC shall not be required to spend more than $150,000 in its efforts to obtain a Final Disposition and/or an Insurance Resolution.  In the event that after the Effective Time there is both a Final Disposition of the Identified Litigation and an Insurance Resolution, then an amount (the “Shareholder Payment Amount”) equal to (i) the Equity Litigation Deduction Amount, plus any recoveries related to the Insurance Resolution, and plus the Interest Component, less (ii) all costs, expenses, expenditures, assessments, charges, claims judgments obligations and liabilities, including reasonable attorneys’ fees and costs, court costs and expenses of investigation, defense and prosecution related to such Final Disposition and Insurance Resolution, shall be paid to the former holders of Bank Stock as set forth in Section 7.7(c).

                    (b)          In the event FBC has spent more than $150,000 and both a Final Disposition of the Identified Litigation and an Insurance Resolution has not been obtained, FBC shall make a good faith determination in its sole discretion as to whether to proceed in its efforts to obtain such a Final Disposition and/or an Insurance Resolution, as the case may be.  If FBC elects to proceed in such efforts, any additional expenses incurred by FBC shall be deducted from the Shareholder Payment Amount, if any.

                    (c)          If at the Effective Time there has not been both a Final Disposition and an Insurance Resolution, FBC shall establish a register containing the names, addresses and number of shares held by each Bank shareholder.  The interests of the Bank’s shareholders in the right to receive their respective portions of the Shareholder Payment Amount, if any, shall not be transferable except by will, intestate succession or operation of law, and FBC shall be entitled to rely on the register for all purposes in making any payments to the Bank shareholders.  If the Shareholder Payment Amount shall become payable to the Bank shareholders, FBC and the Shareholder Representative will determine each shareholder’s pro rata portion of the Shareholder Payment Amount. Each Bank shareholder’s pro rata share of the Shareholder Payment Amount shall be determined by multiplying the Shareholder Payment Amount by a fraction the numerator of which is the number of shares of Bank Stock held by that shareholder immediately prior to the Effective Time, and the denominator of which is the total number of shares of Bank Stock outstanding immediately prior to the Effective Time.  FBC shall send notice to such shareholders at the addresses on the register of their right to receive such payment and, upon receipt of such documentation as FBC shall reasonably require, FBC shall, within five (5) business days, pay to each Bank shareholder its pro rata portion of the Shareholder Payment Amount, plus accrued interest on such pro rata portion at the target federal funds rate from the date of determination by FBC and the Shareholder Representative of the Shareholder Payment Amount through the day immediately prior to payment (“Shareholder Interest”).  FBC shall not be liable to any Bank shareholder for any portion of the Shareholder Payment Amount and Shareholder Interest that is paid late or unpaid as the result of a change of address for such Bank shareholder of which no notice was given to FBC nor shall FBC be liable to any Bank shareholder for any portion of the Shareholder Payment Amount and Shareholder Interest paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                    (d)          For purposes of this Section 7.7 the initial Shareholder Representative shall be Timothy N. Bryan (“Bryan”); provided he is an employee of FBC or Franklin immediately following the Effective Time.  In the event Bryan is unable or unwilling to serve as the Shareholder Representative, a successor Shareholder Representative shall be determined by Bryan and Michael A. Holmgreen, subject to the requirement that any successor Shareholder Representative shall be an employee of FBC or Franklin and shall have been both an officer and a shareholder of the Bank immediately prior to the Effective Time.  FBC will take such actions as shall be necessary to preserve insurance coverage of the claims forming the basis of the Identified Litigation until the Insurance Resolution; including without limitation providing permission to the Shareholder Representative to pursue the insurance carrier in the name of, and in consultation with, and with the agreement of, Franklin or FBC as the case may be for the benefit of the Bank’s shareholders.

          Section 7.8          Notice of Certain Events.  FBC will promptly give notice to the Bank of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by FBC contained herein or a failure by FBC to comply with any covenant, condition or agreement contained herein.

          Section 7.9          Additional Covenants.  FBC will not, without the prior written consent of the Bank, take any action that would result in any of its representations and warranties contained in Article V of this Agreement not being true and correct at the Effective Time.

ARTICLE VIII.

CLOSING

          Section 8.1          Closing.  (a) Subject to the other provisions of this Agreement, the closing of the Consolidation (the “Closing”) will take place at a mutually acceptable time, on a mutually acceptable date (“Closing Date”) as soon as practicable within a ten business day period or such other date as shall have been agreed upon by the parties hereto commencing with the latest of the following dates:

                                      (i)          the receipt of the approval of the shareholders of the Bank required by the NBA;

                                      (ii)         the receipt of the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Consolidation; or

                                      (iii)        if the matters contemplated by this Agreement are being contested in any legal proceeding and FBC has elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of FBC, to the consummation of the Consolidation, or such prior date as FBC shall elect whether or not such proceeding has been brought to a conclusion.

At the Closing, the parties to this Agreement will exchange certificates, opinions, and the other documents provided for under this Agreement in order to effect the Consolidation and to determine whether any condition exists which would permit the parties hereto to terminate this Agreement.  If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the Consolidation contemplated by this Agreement.

                    (b)          The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

          Section 8.2          Effective Date of the Consolidation.  Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of requisite approval of the shareholders of the Bank required by the NBA and the regulatory approvals (or waivers thereof) of the OTS, the FDIC, the OCC, the Department, and any other federal or state regulatory agency whose approval must be received in order to consummate the Consolidation, the Consolidation shall become effective, and the Effective Date of the Consolidation shall occur, at the date and time specified in Section 1.2 hereof.  It is anticipated by FBC and the Bank that the Closing and the Effective Date will occur on the same day.

ARTICLE IX.

TERMINATION

          Section 9.1          Termination.  (a)  This Agreement may be terminated at any time prior to the Effective Time (whether before or after the adoption of this Agreement by the shareholders of the Bank) upon the mutual consent of FBC and the Bank.

                    (b)          This Agreement may be terminated by action of the Board of Directors of FBC or the Board of Directors of the Bank (whether before or after the adoption of this Agreement by the shareholders of the Bank) at any time prior to the Effective Time if:

                                   (i)          any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Consolidation and such order, decree, ruling or other action shall be final and non-appealable;

                                   (ii)         the Effective Date shall not have occurred on or before the day that is 150 calendar days after the date of this Agreement or such later date as shall have been approved in writing by the Boards of Directors of FBC and the Bank; provided, that the right to terminate under this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Date to occur on or before such date;

                                   (iii)        any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate the Consolidation; or

                                   (iv)        any required approval shall be contested or challenged by any federal or state governmental authority or third party by formal proceeding, and FBC shall not elect to contest any such proceeding.

                    (c)          This Agreement may be terminated at any time prior to the Effective Time by the action of the Board of Directors of the Bank (whether before or after the adoption of this Agreement by the shareholders of the Bank) if (i) FBC shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of FBC contained herein shall be untrue in any material respect, or (ii) there shall have occurred after September 30, 2006 any event, condition or circumstance which individually or in the aggregate has a Material Adverse Effect on FBC’s ability to consummate the Consolidation or any of the transactions contemplated by this Agreement.  In the event that the Board of Directors of the Bank desires to terminate this Agreement as provided in Section 9.1(c)(i) above, the Board of Directors of the Bank must notify FBC in writing of their intent to terminate stating the reason therefor.  FBC shall have fifteen days from the receipt of such notice to cure the alleged breach, inaccuracy or change, subject to the approval of the Bank (which approval shall not be unreasonably delayed, conditioned or withheld).

                    (d)          This Agreement may be terminated at any time prior to the Effective Time by the Board of Directors of FBC (i) if (A) the Bank shall fail to comply in any material respect with any of their respective covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Bank contained herein shall be untrue in any material respect, (B) there shall have occurred after September 30, 2006 any event, condition or circumstance which individually or in the aggregate has a Material Adverse Effect with respect to the Bank, (C) any approval required to be obtained from any governmental authority or agency is obtained subject to restrictions or conditions on the operations of the Bank, FBC or Franklin that are unacceptable in the reasonable discretion of FBC or (D) FBC reasonably determines that a Phase II Environmental Assessment required by Section 6.11 of this Agreement could give rise to costs, expenses or liabilities that, individually or in the aggregate, could constitute a Material Adverse Effect on the Bank; or (ii) at any time after (A) a breach by the Bank of the provisions of Section 6.7 of this Agreement, (B) the Board of Directors of the Bank shall approve or recommend, or the Bank shall enter into, any letter of intent, memorandum of understanding, agreement or similar document contemplating an Acquisition Transaction, (C) the Board of Directors of the Bank shall withdraw or modify in a manner adverse to FBC the recommendation or approval of this Agreement, the Consolidation and the transactions contemplated hereby, (D) the Board of Directors of the Bank shall fail to reaffirm its recommendation or approval of this Agreement, the Consolidation and the transactions contemplated hereby promptly on the request of FBC, or (E) a breach by the Bank of the provisions of Section 6.1 of this Agreement or a breach by any of the directors and executive officers of the Bank that own Bank Stock of their respective Voting Agreements.  In the event FBC desires to terminate this Agreement because of an alleged breach or change as provided in Section 9.1(d)(i)(A) above, FBC must notify the Bank in writing of its intent to terminate stating the cause therefor.  The Bank shall have fifteen days from the receipt of such notice to cure the alleged breach, inaccuracy or change, subject to the approval of FBC (which approval shall not be unreasonably delayed, conditioned or withheld).

                    (e)          This Agreement may be terminated by the Board of Directors of FBC at any time (i) on or after the close of business on the sixth business day following the date of this Agreement if the Bank has not delivered to FBC, within five business days following the date of this Agreement, all of the Bank Disclosure Schedules and other information and documents contemplated by this Agreement to be delivered to FBC by the Bank or (ii) on or before the eighteenth business day following the date that all documents and materials listed on the Due Diligence List are made available to FBC by the Bank if FBC, in its subjective judgment made in its sole discretion, is not satisfied with the results of its due diligence investigation of the Bank, including, but not limited to, the contents of any Bank Disclosure Schedules.  The parties agree that any termination under this Section 9.1(e) shall be made without any liability on the part of FBC or Franklin or any of their respective directors, officers, agents, representatives or shareholders, including, without limitation, pursuant to Section 9.2(iii) hereof.

          Section 9.2          Effect of Termination.  In the event of termination of this Agreement and the abandonment of the Consolidation prior to the Effective Time without breach by any party hereto, this Agreement shall become void and have no effect, without any liability on the part of any party or the directors, officers or shareholders of any corporate party, except that (i) upon termination by FBC pursuant to Section 9.1(d)(ii), the Bank shall pay to FBC, within 10 days of receiving notice of termination from FBC, the amount of $7,500,000, (ii) Sections 6.3, 6.11(e), 7.3, 9.2, 13.2 and 13.3 shall survive the termination of the Agreement, and (iii) except as provided in Section 9.1(e) hereof, termination of this Agreement shall not release or relieve FBC or the Bank from any liabilities or damages arising out of any breach of the representations and warranties made by them, or their failure to perform any of the covenants, agreements, duties or obligations arising hereunder; provided, that the amount of any termination fee paid by the Bank to FBC pursuant to this Section 9.2 shall be credited against any liabilities or damages of the Bank to FBC arising out of any breach of the representations and warranties made by the Bank, or the Bank’s failure to perform any of the covenants, agreements, duties or obligations arising hereunder.

ARTICLE X.

CONDITIONS TO OBLIGATIONS OF THE BANK

          The obligations of the Bank under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by the Bank in its sole discretion:

          Section 10.1          Compliance with Representations and Covenants.  (a)  The representations and warranties of FBC and Interim Bank contained in this Agreement shall have been true and correct when made and (except for those representations and warranties specifically stated to be made only as of a specified date) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, without regard to any materiality qualifiers contained therein.  The Bank shall have received a certificate of appropriate officers of FBC and Interim Bank to such effect dated as of the Closing Date.

                    (b)          FBC and Interim Bank shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by FBC and Interim Bank on or prior to the Closing Date.  The Bank shall have received a certificate of appropriate officers of FBC and Interim Bank to such effect dated as of the Closing Date.

          Section 10.2          Material Adverse Effect.  Prior to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to FBC’s ability to consummate the Consolidation or any of the transactions contemplated by this Agreement.  The Bank shall have received a certificate to the foregoing effect executed by an appropriate officer of FBC and dated as of the Closing Date.

ARTICLE XI.

CONDITIONS TO OBLIGATIONS OF FBC

          The obligations of FBC under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by FBC in its sole discretion:

          Section 11.1          Compliance with Representations and Covenants.  (a)  The representations and warranties of the Bank contained in this Agreement shall have been true and correct when made and (except for those representations and warranties specifically stated to be made only as of a specific date) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, without regard to any materiality qualifiers contained therein.  FBC shall have received a certificate of an appropriate officer of the Bank to such effect dated as of the Closing Date.

                    (b)          The Bank shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Bank on or prior to the Closing Date.  FBC shall have received a certificate of an appropriate officer of the Bank to such effect dated as of the Closing Date.

          Section 11.2          Material Adverse Effect.  Prior to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to the Bank, including with respect to the amount, pricing and mix of deposits, nor shall any event have occurred which, with the lapse of time, is reasonably likely to cause or create any Material Adverse Effect with respect to the Bank.  FBC shall have received a certificate to the foregoing effect executed by an appropriate officer of the Bank and dated as of the Closing Date.  Without limiting any other circumstance that might constitute a Material Adverse Effect under this Section 11.2, and notwithstanding any other provision of this Agreement, a decrease by ten percent or more in the amount of the Bank’s consolidated assets, deposits or shareholders’ equity (excluding any reductions attributable to any accruals required by Section 6.8 and the expenses permitted to be incurred by Section 16.1) on the Closing Date from the amount of such items on September 30, 2006 shall each conclusively be deemed to constitute a Material Adverse Effect under this Section 11.2.

          Section 11.3          Releases; Resignations.  The directors and officers (with a title of Senior Vice President or above) of the Bank shall have delivered to FBC an instrument in the form of Exhibit G attached hereto (each an “Employee Release”) effective as of the Effective Date releasing the Bank from any and all claims of such directors and executive officers (except as to their deposits and accounts and any rights of indemnification pursuant to the applicable Articles of Association or as provided in this Agreement), and the directors of the Bank shall have delivered to FBC their resignations as directors of the Bank.  The Bank shall have delivered to each of the directors and officers of the Bank who executed an Employee Release, a release in the form of Exhibit H attached hereto, effective as of the Effective Date releasing such directors and executive officers from claims by the Bank (except as to indebtedness and contractual obligations owed to the Bank).

          Section 11.4          Shareholder Vote; Dissenters’ Rights.  Each of the directors of the Bank and holders of ten percent or more of Bank Stock, other than the ESOP, shall have executed and delivered the Voting Agreements, and such agreements shall be in full force and effect on and as of the Closing Date. The shareholders of the Bank shall have approved this Agreement and the transactions contemplated by this Agreement on the date hereof as contemplated by Section 6.1 and no action purporting or attempting to rescind that vote shall have been taken by the Bank or its shareholders.  Holders of shares representing no more than five percent of the issued and outstanding Bank Stock shall have demanded or shall be entitled to demand payment of the fair value of their shares as dissenting shareholders.

          Section 11.5          Environmental Reports.  FBC shall have received the Phase I Environmental Assessments if obtained by FBC and, if applicable, the Phase II Environmental Assessments, and any other environmental reports required under Section 6.11 of this Agreement and nothing in such reports and assessments could, in FBC’s reasonable judgment, give rise to costs, expenses or liabilities that, individually or in the aggregate, could constitute a Material Adverse Effect on the Bank or FBC.

          Section 11.6          Minimum Capital Requirement.  The shareholders’ equity of the Bank shall be not less than $36,500,000 on the Closing Date.  For purposes of calculating the amount of its shareholders’ equity, the Bank (a) may exclude the following amounts to the extent paid or accrued for by the Bank between the date hereof and the Closing Date (i) the after-tax effect of any reserves or accruals required to be taken pursuant to Section 6.8 of this Agreement, (ii) the after-tax costs to obtain any Phase I Environmental Assessments requested by FBC pursuant to Section 6.11(a), (iii) the after-tax amount of fees and commissions paid by the Bank to any broker or finder set forth on Schedule 4.20(a) and (iv) the after-tax amount of the sum of (x) two-thirds of the aggregate amount of retention payments (with such two-thirds portion not to exceed $1,000,000) and (y) any amounts payable under the Director Non-competition Agreements, and (b) must include the effect of accruals for (1) any Texas franchise Taxes that will be due on the final Texas franchise Tax Returns of the Bank required to be filed as a result of the Consolidation and the Bank Merger, (2) the estimated 2007 ad valorem and property Taxes of the Bank allocable (on a per diem basis) to the portion of calendar year 2007 ending on the Effective Date, (3) the Equity Litigation Deduction Amount, (4) expenses related to this Agreement, the Consolidation and the Bank Merger (“Transaction Expenses”), including, but not limited to, (A) legal and accounting fees, (B) fees and commissions payable to any broker or finder, financial advisor or investment banking firm set forth on Schedule 4.20(b), (C) the premium or additional cost incurred to provide for the continuation of certain on the Bank’s insurance policies pursuant to Section 6.12 hereof, (D) any penalty and/or liquidated damages resulting from the termination of the Bank’s data processing contracts, software licensing contracts or arrangements or similar agreements prior to or following the Effective Date, (E) costs to obtain any Phase II Environmental Assessments pursuant to Section 6.11(a) and (F) any expenses of the ESOP paid by the Bank, and (5) other normal operating revenues and expenses on a pro rata basis for the period from the date of the most recent month-end financial statements of the Bank through the Closing Date.  The Bank shall permit FBC to participate in the determination of the amount of the Bank’s shareholders’ equity.  If any dispute shall arise between the Bank and FBC regarding the determination of the amount of the Bank’s shareholders’ equity, McGladrey & Pullen, LLP, certified public accountants, or such other accounting firm as FBC and the Bank shall mutually select (the “Accounting Firm”), shall on the Closing Date resolve disputes relating to the application of GAAP and such resolution shall be final and binding on the Bank and FBC.  In the event of a dispute, FBC shall have received from the Accounting Firm a report, dated the Closing Date and based upon procedures stated in such report and approved by FBC and the Bank, approval of such procedures not to be unreasonably withheld, detailing such procedures and providing written findings as to the amount of the Bank’s shareholders’ equity and that the amount of the Bank’s shareholders’ equity has been determined in accordance with the requirements of this Section 11.6.

          Section 11.7          Consents and Approvals.  All consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which the Bank is a party or by which any of its properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of the Bank shall have been obtained, and FBC shall have received evidence thereof in form and substance satisfactory to FBC.

          Section 11.8          Termination of and Payments Under Certain Benefit Plans.  The Bank shall have terminated each of the Compensation and Benefit Plans (other than the Officer Non-Competition Agreements provided in Section 6.6 and as otherwise approved by FBC), and all such Compensation and Benefit Plans shall be fully funded on a terminated basis.  Prior to Closing, the Bank shall have provided all required notices and made all filings with respect to the termination of a Compensation and Benefit Plan which is subject to Title IV of ERISA, including but not limited to any filings required with the Pension Benefit Guaranty Corporation and any filings with the IRS to insure that such Compensation and Benefit Plan is a qualified plan upon its termination.  The Bank shall have terminated and made all payments due with respect to the termination of each of the Compensation and Benefit Plans referred to above.  Evidence of all of the foregoing terminations and payments shall have been delivered to FBC.

          Section 11.9          Employee Stock Ownership Plan.  With respect to the consummation of the transaction contemplated by this Agreement, the Bank shall take any and all actions, or cause any and all action to be taken, to insure that the First National Bank of Bryan Employee Stock Ownership Plan and its related trust (“ESOP”) is a qualified plan and trust under Section 401(a) of the Code as of the Closing Date.  Upon Closing, the ESOP shall have no assets other than cash.

          Section 11.10          Audited Bank Financial Statements.  The Audited Bank Financial Statements shall have been delivered to FBC as required by this Agreement and the audit shall not (i) have revealed any material weaknesses in accounting controls which are mentioned in the management advisory letter from McGladrey & Pullen, LLP, (ii) have required any material changes in accounting policies or estimates, including accruals with respect to loan loss reserves, from those being utilized as of September 30, 2006, and (iii) have required any material year end adjustments.

          Section 11.11          Non-competition Agreements.  Each of the officers of the Bank listed in Schedule 6.6(b) shall have entered into an Officer Non-competition Agreement and each of the directors  and advisory directors of the Bank listed in Schedule 6.6(c) shall have entered into a Director Non-competition Agreement.

          Section 11.12          Liquidation of Subsidiaries.  All direct or indirect subsidiaries of the Bank set forth in Section 4.1(b) hereof shall be liquidated and dissolved prior to the Closing Date.

ARTICLE XII.

CONDITIONS TO THE RESPECTIVE OBLIGATIONS OF FBC AND THE BANK

          The respective obligations of FBC and the Bank under this Agreement are subject to the satisfaction of the following conditions which may be waived by the Bank and FBC, respectively, in their sole discretion:

          Section 12.1          Government Approvals.  FBC and the Bank shall (i) have received the approval of the transactions contemplated by this Agreement (or the waiver thereof) from all necessary governmental agencies and authorities, including the OTS, the Department, the FDIC, the OCC and any other regulatory agency whose approval (or the waiver thereof) must be received in order to consummate the Consolidation and the Bank Merger, which approvals shall not impose any restrictions on the operations of FBC or the Surviving Bank which are unacceptable to FBC in its reasonable discretion and (ii) any statutory or regulatory waiting period necessary to effect the Consolidation and the Bank Merger shall have expired.

          Section 12.2          No Injunction.  No court of competent jurisdiction shall have issued any order or ruling which is in effect and which prohibits the consummation of the Consolidation.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental agency that prohibits or makes illegal consummation of the Consolidation.

          Section 12.3          Shareholder Vote.  The Consolidation, this Agreement and the transactions contemplated by this Agreement shall have been approved by the affirmative vote of the holders of at least two-thirds of the shares of Bank Stock issued and outstanding.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1          Nonsurvival of Representations and Warranties.  The representations and warranties made in this Agreement by the parties shall not survive the Effective Time.  This Section 13.1 shall not limit any covenant or agreement of the parties to this Agreement that by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

          Section 13.2          Expenses.  Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement.  Each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys’ fees and including those costs of any party’s enforcement of the rights afforded under this Section 13.2) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.  FBC shall be responsible for and shall pay all filing fees, trustee or exchange agent fees and expenses.  The Bank agrees that all legal, accounting and other fees and expenses incurred by the Bank in connection with this Agreement, including without limitation those expenses contemplated by Section 6.12 of this Agreement, will be deducted or excluded, as the case may be, from the Bank’s shareholders’ equity as provided in Section 11.6 of this Agreement.  All such legal, accounting or other fees and expenses will be expensed and fully accrued on the books of the Bank prior to the Effective Date.  The expenses of separate counsel to any shareholder of the Bank shall be borne by such shareholder and not borne or reimbursed by the Bank.

          Section 13.3          Notices.  Any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to FBC:

Franklin Bank Corp.
9800 Richmond Avenue, Suite 680
Houston, Texas 77042
Attention: Anthony J. Nocella
Fax: (713) 952-2830

With a copy to:

Bracewell & Giuliani LLP
711 Louisiana, Suite 2300
Houston, Texas 77002
Attention: John R. Brantley
Fax: (713) 221-2112

If to the Bank:

The First National Bank of Bryan
2807 S. Texas Avenue
Bryan, Texas 77802
Attention: Timothy N. Bryan
Fax: (979) 823-2885

With a copy to:

Sutherland Asbill & Brennan LLP
2 Houston Center
909 Fannin, Suite 2200
Houston, Texas 77010
Attention: Donald E. Wood
Fax: (713) 654-1301

All notices sent by mail as provided above shall be deemed delivered five (5) days after deposit in the mail.  All notices sent by facsimile or courier as provided above shall be deemed delivered one day after being sent.  All other notices shall be deemed delivered when actually received.  Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

          Section 13.4          Controlling Law.  All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas and, to the extent applicable, by the laws of the United States.

          Section 13.5          Headings.  The table of contents, headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

          Section 13.6          Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Consolidation by the shareholders of the Bank; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Bank, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of the Bank Stock.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 13.7          Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Bank, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of the Bank Stock hereunder, other than as contemplated by this Agreement.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          Section 13.8          Severability.  Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected.  To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

          Section 13.9          Entire Agreement.  All understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Consolidation, other than the Confidentiality and Nonsolicitation Agreement dated October 30, 2006 between FBC and the Bank which shall survive the execution and delivery of this Agreement.  Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

          Section 13.10          Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

          Section 13.11          Assignment; Binding on Successors.  Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

          Section 13.12          Gender; Plurals.  Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.  Defined terms may be used in either the singular or plural form as indicated by the applicable syntax, but the meaning of which shall not be affected thereby.

          Section 13.13          Publicity.  Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the matters contemplated by this Agreement, the timing and content of any announcements, press releases or other public statements (whether written or oral) concerning this Agreement or the Consolidation will occur upon, and be determined by, the mutual consent of FBC and the Bank.

          Section 13.14          No Third Party Beneficiaries.  Except as set forth in Section 7.5, nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

          Section 13.15          Interpretation; Effect.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No provision of this Agreement shall be construed to require any party hereto or their respective affiliates to take any action which would violate applicable law, (whether statutory or common law), rule or regulation.

          Section 13.16          Certain Definitions.  The following terms shall have the meanings ascribed to them for all purposes of this Agreement:

                    (a)          Acquisition Transaction.  As used herein, the term “Acquisition Transaction” shall mean:

                                   (i)          a merger, consolidation, acquisition, statutory share exchange or similar transaction involving the Bank;

                                   (ii)         the disposition, by sale, lease, exchange or otherwise, of assets or deposits of the Bank representing ten percent or more of its assets, other than the sale of loans in the ordinary course of business consistent with past practice; or

                                   (iii)        the issuance, sale or other disposition (including by way of merger, consolidation, statutory share exchange or otherwise) of securities representing 33 1/3 percent or more of the voting power of the Bank.

                    (b)          Best Efforts.  As used herein, the term “best efforts” shall mean the taking of all reasonable steps to cause or prevent any event or condition which would have been taken in similar circumstances by a reasonably prudent business person engaged in a similar business for the advancement or protection of his own economic interest in light of the consequences of failure to cause or prevent the occurrence of such event or condition, but excludes the initiation of legal proceedings.

                    (c)          Knowledge.  As used herein, a party to this Agreement shall be deemed to have “knowledge” or to have “known” a particular fact or other matter if (i) an individual serving the party or its banking subsidiary as director, president or chief executive officer or as vice president in charge of a principal business unit, division or function, or an individual performing a policy making function for the party or its banking subsidiary, whether or not serving in an officer position, is actually aware of such fact or other matter or (ii) a prudent individual possessing the knowledge and experience of the individual serving in the capacities specified in the preceding clause (i) could be expected to discover or otherwise become aware of such fact or other matter in the course of the performance of his duties.  No individual may deny having actual knowledge of a fact or other matter by reason of such person having failed to review information available to such individual in the ordinary course of business in one of the capacities specified in clause (i) of the preceding sentence.

                    (d)          Material Adverse Effect.  As used herein, the term “Material Adverse Effect” shall mean, with respect to any party, any effect that is material and adverse to (i) the consolidated financial condition, assets, deposits, results of operations, earnings, business, prospects or cash flows of that party, taken as a whole, or that prevents any person from consummating the Consolidation, or (ii) any of the transactions contemplated by this Agreement. Material Adverse Effect shall not, however, be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (B) changes in GAAP that are generally applicable to the banking or savings industries, (C) expenses incurred in connection with the transactions contemplated hereby, which expenses will be deducted from Bank’s shareholders’ equity as set forth in Section 11.6 for the purpose of determining any adjustment to the Aggregate Consolidation Consideration as provided in Section 3.1(b), (D) changes in interest rates, or (E) actions or omissions of a party taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby.

                    (e)          Person.  As used herein, the term “person” shall have the meaning specified in Section 3(a)(9) and 13(d)(3) of the Exchange Act.

          Section 13.17          Incorporation by Reference.  Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

[Signature Page Follows]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ATTEST:		FRANKLIN BANK CORP.

By:	/s/ ANTHONY J. NOCELLA	By:	/s/ GLENN E. MEALEY

Name:	Anthony J. Nocella	Name:	Glenn E. Mealey
Title:	President and Chief Executive Officer	Title:	Executive Vice President

ATTEST:		THE FIRST NATIONAL BANK OF BRYAN

By:	/s/ MIKE HOLMGREEN	By:	/s/ TIM BRYAN

Name:	Mike Holmgreen	Name:	Tim Bryan
Title:	Vice Chairman/Marketing	Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]